UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CAPITAL ONE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF CAPITAL ONE FINANCIAL CORPORATION’S
2011 ANNUAL STOCKHOLDER MEETING

Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held On May 11, 2011

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or the “Company”) will be held at Capital One’s headquarters, 1680 Capital One Drive, McLean, Virginia 22102, on May 11, 2011, at 10:00 a.m.

Items of Business

As a stockholder you will be asked to:

1.	Elect Patrick W. Gross, Ann Fritz Hackett and Pierre E. Leroy as directors of Capital One;

2.	Ratify the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of Capital One for 2011;

3.	Approve amendments to Capital One’s Restated Certificate of Incorporation to provide for the annual election of directors;

4.	Approve, on a non-binding advisory basis, Capital One’s 2010 Named Executive Officer compensation;

5.	Approve, on a non-binding advisory basis, the frequency with which Capital One will hold a stockholder vote to approve Capital One’s Named Executive Officer compensation; and

6.	Transact such other business as may properly come before the meeting.

Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 16, 2011.

Proxy Voting

Your vote is important. You may vote your shares in person at the Annual Stockholder Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Stockholder Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

Annual Meeting Admission

Due to space limitations, attendance is limited to stockholders and one guest each. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. If you hold Capital One stock through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy. Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary
Capital One Financial Corporation
1680 Capital One Drive
McLean, VA 22102

March 25, 2011

TABLE OF CONTENTS

SECTION I – ABOUT THIS PROXY STATEMENT	1
SECTION II – GOVERNANCE OF CAPITAL ONE	5
SECTION III – SECURITY OWNERSHIP	19
SECTION IV – DIRECTOR COMPENSATION	22
SECTION V – COMPENSATION DISCUSSION AND ANALYSIS	25
SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION	40
SECTION VII – EQUITY COMPENSATION PLANS	58
SECTION VIII – COMPENSATION COMMITTEE REPORT	60
SECTION IX – AUDIT AND RISK COMMITTEE REPORT	61
SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)	62
SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)	63
SECTION XII – APPROVAL OF AMENDMENTS TO CAPITAL ONE’S RESTATED CERTIFICATE OF
INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS (ITEM 3 ON PROXY CARD)	64
SECTION XIII – ADVISORY APPROVAL OF CAPITAL ONE’S 2010 NAMED EXECUTIVE OFFICER
COMPENSATION (ITEM 4 ON PROXY CARD)	66
SECTION XIV – ADVISORY VOTE ON FREQUENCY OF HOLDING AN ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION (ITEM 5 ON PROXY CARD)	67
SECTION XV – OTHER BUSINESS	68
APPENDIX A – CAPITAL ONE FINANCIAL CORPORATION’S RESTATED CERTIFICATE OF
INCORPORATION	A-1

SECTION I – ABOUT THIS PROXY STATEMENT

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

In accordance with rules of the Securities and Exchange Commission (“SEC”), instead of mailing printed copies of our proxy materials, we are furnishing the proxy materials to our stockholders via the Internet. This process will save the Company the cost of printing and mailing documents and will reduce the impact of our annual stockholder meetings on the environment. Accordingly, on or about March 25, 2011 we mailed to our stockholders a Notice Regarding Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for Capital One’s 2011 Annual Stockholder Meeting (the “Annual Meeting”) via the Internet, how to request a printed set of proxy materials and how to vote your shares.

What is the purpose of the proxy materials?

The Board of Directors of Capital One is providing you these materials in connection with the Annual Meeting. All stockholders who held shares as of the close of business on March 16, 2011 (the “record date”) are entitled to attend the Annual Meeting and to vote on the items of business outlined in this proxy statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mail.

How do I access the proxy materials?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2011 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold shares of Capital One common stock directly in your name through Capital One’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a stockholder of record.

If you hold shares of Capital One common stock through a broker, bank, trust or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust or other nominee about how to vote your shares. Under the rules of the New York Stock Exchange ( “NYSE”), if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares with respect to “routine” matters.

Can I attend the Annual Meeting?

If you held shares of Capital One common stock as of the close of business on March 16, 2011, you may attend the Annual Meeting. Because seating is limited, only you and a guest may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid picture identification and proof of Capital One stock ownership as of the record date. If you hold Capital One stock in street name, you must also bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted at the meeting.

Am I entitled to vote?

You are entitled to vote if you were the record holder of shares of Capital One common stock as of the close of business on March 16, 2011. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.

If you hold your shares of Capital One common stock in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How do I vote?”

On March 16, 2011, there were 458,664,149 shares of Capital One’s common stock issued and outstanding.

How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice or proxy card available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on your Notice or your proxy card (1-800-690-6903), which is available 24 hours a day, and following prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by telephone.

By Mail

If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or returning it to Capital One Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Time for Voting Your Shares By Internet, By Telephone or By Mail

You may vote via the Internet or by telephone up until 11:59 PM Eastern Daylight Time on May 10, 2011. If you vote by mail, your proxy card must be received by May 10, 2011.

In Person

If you are a record holder of shares of Capital One common stock, you may vote in person at the Annual Meeting. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person. See “Can I attend the Annual Meeting?” above for more information regarding attending the Annual Meeting.

If you hold your shares of Capital One common stock in street name, you must bring a copy of a statement reflecting your stock ownership as of the record date in order to attend the meeting. You must also obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not give voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares with respect to Items 2 and 3 on the proxy card, which are considered “routine” matters. The election of members of the Board of Directors is not considered a “routine” matter and, therefore, the firm that holds your shares will not have discretionary authority to vote your shares for Item 1 if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to participate in electing directors by returning voting instructions. Likewise, the firm that holds your shares does not have discretionary authority to vote your shares with respect to Items 4 and 5.

How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan, you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge. The trustee of the Associate Savings Plan will vote your shares in accordance with your duly executed instructions if they are received by May 6, 2011. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy?

Yes, you may revoke any proxy that you previously granted or change your vote by:
  if you are a record holder, giving written notice of revocation to the Corporate Secretary, Capital One Financial Corporation, 1680 Capital One Drive, McLean, VA 22102; or
  submitting another timely vote via the Internet, by telephone or by mailing a new proxy; or

  attending the Annual Meeting and voting in person; if your shares are held in street name, to vote at the Annual Meeting you must obtain a legal proxy executed in your favor from the firm that holds your shares and bring it to the Annual Meeting.
Your new vote must be submitted in accordance with the timeframes above under “Time for Voting Your Shares By Internet, By Telephone or By Mail.”

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of Capital One’s shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

What is a broker non-vote?

As described above, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm may have discretionary authority to vote your shares with respect to “routine” matters. For non-routine matters, which include the election of directors and matters relating to executive compensation, if you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”

Who will count the vote?

Votes will be tabulated by Broadridge. The Board of Directors has appointed a representative of American Elections Services, LLC to serve as the Inspector of Elections.

Will a list of stockholders be made available?

Capital One will make a list of stockholders available at the Annual Meeting and for ten days prior to the meeting, at our offices located at 1680 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the Annual Meeting.

How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone and by mail, our directors, officers and employees may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family unless contrary instructions have been received. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same phone number or mailing address.

What are the Board of Directors’ recommendations?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors as follows:

For the election of Patrick W. Gross, Ann Fritz Hackett and Pierre E. Leroy as directors of Capital One (see page 62);

For the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2011 (see page 63);

For the approval of amendments to Capital One’s Restated Certificate of Incorporation to provide for the annual election of directors (see page 64);

For the advisory approval of Capital One’s 2010 Named Executive Officer compensation (see page 66);

Every Year for the frequency with which Capital One should hold a stockholder vote to approve its Named Executive Officer compensation (see page 67).

The Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy at their discretion.

What vote is necessary to approve each item?

All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each other matter presented for a vote at the meeting.

Item 1 requests your vote for the election of three candidates for director. Patrick W. Gross, Ann Fritz Hackett and Pierre E. Leroy will each be elected as a director of Capital One if a majority of the votes cast in his or her election is voted in favor of such election. Capital One also maintains a “majority voting” policy, which requires that any director who fails to receive a majority of votes cast in favor of his or her election submit a resignation for the Board’s consideration. Cumulative voting for the election of directors is not permitted. For more information regarding Capital One’s director election process see page 11.

Item 2, the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2011, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 3, the approval of amendments to Capital One’s Restated Certificate of Incorporation to provide for the annual election of directors, will be approved if the holders of at least 80% of Capital One's outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, vote in favor of the proposal.

Item 4, the advisory approval of Capital One’s 2010 Named Executive Officer compensation, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 5, the advisory vote to determine the frequency with which Capital One will hold a stockholder vote to approve its Named Executive Officer compensation, will be determined based on which option (every year, every two years, or every three years) receives a majority of the votes cast.

As described under “How do I vote?” on page 2, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the broker, bank, trust or other nominee that holds your shares, the firm will have discretionary authority to vote your shares with respect to Items 2 and 3. If you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares with respect to Items 1, 4 and 5. Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Items 1, 2, 4 or 5. With respect to Item 3, abstentions and broker non-votes will have the same effect as a vote against the proposal.

SECTION II – GOVERNANCE OF CAPITAL ONE

Corporate Governance

Capital One is committed to strong corporate governance. Our governance practices not only comply with applicable laws, rules and regulations, including the Sarbanes-Oxley Act of 2002 and NYSE listing standards, but they also incorporate many emerging trends as key components of Capital One’s controls and governance program. The Board of Directors believes that these practices are important to the future success and growth of Capital One.

Corporate Governance Principles

We believe that sound corporate governance creates a foundation for the ethical and effective functioning of the Board of Directors, its Committees and Capital One as a whole. It is also critical to preserving the trust of our stakeholders, including stockholders, associates, customers, suppliers, governmental entities and the general public.

The Board of Directors has adopted Corporate Governance Principles to formalize the Board’s governance practices and its view of effective governance. The Board of Directors monitors external governance developments and practices and reviews the Corporate Governance Principles periodically to see that Capital One continues to implement effective governance practices. Capital One’s Corporate Governance Principles are available free of charge on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.”

Code of Business Conduct and Ethics

Capital One is committed to honesty, fair dealing and integrity. This can only be achieved if the Board of Directors and all associates conduct their business affairs with the utmost integrity and ethical commitment. The Board of Directors has therefore adopted the Capital One Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all Capital One directors and associates, including Capital One’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other persons performing similar functions. The purpose of the Code of Conduct is to guide ethical actions and working relationships by Capital One’s directors, officers and associates with investors, current and potential customers, fellow associates, competitors, governmental entities, the media and other third parties with whom Capital One has contact.

The Code of Conduct, as amended from time to time, is available free of charge on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Capital One will disclose on its website any amendment to the Code of Conduct or any waiver under the Code of Conduct granted to any of its directors or executive officers.

Composition and Meetings of the Board of Directors

The Board of Directors oversees Capital One’s business and directs its management. The Board of Directors does not involve itself with the day-to-day operations and implementation of Capital One’s business. Instead, the Board of Directors meets periodically with management to review Capital One’s performance, risks and business strategy. Directors also regularly consult with management outside of formal meetings to keep themselves informed about Capital One’s progress. The Board of Directors met ten times during 2010. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which the director served during the year. The independent directors meet in executive session (without the presence of management) on a regularly scheduled basis, at least three times each year, and at least annually to conduct the Chief Executive Officer’s evaluation.

Capital One expects all of its directors to attend the Annual Meeting. In 2010, all directors then serving attended the Annual Meeting.

Leadership Structure of the Board of Directors

Capital One is led by Mr. Richard Fairbank, who has served as Chief Executive Officer of Capital One since July 26, 1994, and as Chairman of the Board of Directors of Capital One since February 28, 1995. Capital One’s Board of Directors is comprised of Mr. Fairbank and eight independent directors. The Corporate Governance Principles provide for a presiding independent director (the “Presiding Director”), to be appointed by the Board of Directors, who aids and assists the Chairman and the remainder of the Board in promoting effective governance in managing the affairs of the Board and Capital One. The Presiding Director is currently Ms. Hackett.

In addition to other duties more fully described in the Corporate Governance Principles, the Presiding Director:
  presides at all executive sessions of the Board of Directors;
  serves as a conduit to the Chief Executive Officer of the views, concerns and issues of the independent directors;

  suggests matters and issues for inclusion on the Board’s meeting agendas;
  works with the Chairman of the Board and Committee chairs to provide that agendas allow for sufficient time for discussion;
  has the authority to call meetings of the independent directors; and
  leads the annual Chief Executive Officer performance assessment and facilitates succession planning.
The Board of Directors has four standing Committees: Audit and Risk; Compensation; Governance and Nominating; and Finance and Trust Oversight. Each of these committees is composed of independent directors and has a separate independent chair. Detailed information on each Committee is contained below under “Committees of the Board of Directors.”

We believe that a combined Chairman of the Board of Directors and Chief Executive Officer position, together with independent Board committees each with an independent chair, an independent Presiding Director and regularly-scheduled executive sessions of the Board and independent directors is the most appropriate Board leadership structure for Capital One at this time. This structure demonstrates for our associates, customers, stockholders, investors, regulators and other stakeholders that Capital One’s Board of Directors is committed to engaged, independent leadership and performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairs, oversee the Company’s operations, risks, performance and business strategy, and have appointed the Presiding Director with the duties described above. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions takes advantage of the talent and knowledge of Mr. Fairbank as the founder of Capital One and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for Capital One. The Board of Directors believes that the combination of the Chairman and the Chief Executive Officer roles, together with its strong governance practices, including its supermajority of independent directors and its clearly defined Presiding Director responsibilities, provide an appropriate balance among strategy development, operational execution and independent oversight of Capital One.

Board’s Role in Risk Oversight

The Board of Directors believes that effective risk management and control processes are critical to Capital One’s safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face and, ultimately, Capital One’s long-term corporate success. Management is responsible for implementing Capital One’s risk assessment and management functions and for reporting to the Board of Directors on its processes and assessments with respect to the management of risk. The Board of Directors, in turn, both directly and through its committees, is responsible for overseeing management’s risk functions. We evaluate risks in terms of eight risk categories: strategic, compliance, operational, reputational, legal, credit, market and liquidity. Capital One’s Enterprise Risk Management policy, approved by the Board of Directors, summarizes Capital One’s risk appetite for each risk category and its governance of the amount of risk the Company takes.

The Audit and Risk Committee monitors the processes by which management assesses and manages risk in the eight risk categories identified above, as set forth in its charter. In addition, the Finance and Trust Oversight Committee oversees the guidelines and policies that govern the process by which the Company assesses and manages market and liquidity risks. The Compensation Committee assesses the risks that Capital One’s overall compensation goals and objectives, as well as its senior executive, corporate incentive and other material incentive compensation programs, may pose.

The Chief Risk Officer, Chief Financial Officer, Chief Internal Auditor, Chief Compliance Officer, Chief Credit Review Officer and General Counsel each meet with, or provide reports to, Capital One’s Audit and Risk Committee at least once per quarter as well as separately with the Committee throughout the year on a periodic basis without other members of management present. The Chief Risk Officer also meets at least once per quarter with the Audit and Risk Committee and the full Board of Directors, and periodically with the Chair of the Audit and Risk Committee, the full Board, or individual members of the Board, as appropriate, to review the Company’s enterprise risk profile, credit risk or other risk topics. In addition, the Chief Financial Officer meets at least quarterly with the Audit and Risk Committee, the Finance and Trust Oversight Committee or the full Board of Directors to discuss Capital One’s market risk, liquidity risk, financial results and financial forecasts. Throughout the year, strategic presentations and line of business updates to the Board of Directors or its Committees typically include reports on risk management.

Corporate Audit Services provides independent and objective assurance services and advice and counsel regarding risk management and control practices to provide that risk management, internal controls and governance systems are adequate and functioning on a consistent and reliable basis. The Chief Internal Auditor reports organizationally to the Audit and Risk Committee of the Board of Directors, which has the authority to hire, fire and compensate him.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee actively oversees all of our compensation policies and practices, including our incentive compensation policies and practices, to monitor that they do not encourage risk-taking beyond our ability to manage risk, are compatible with effective controls and risk management and align with our business strategy. The Compensation Committee annually reviews and approves the overall goals and purposes of Capital One's corporate incentive program, the named executive officer and other senior executive compensation programs and any other material incentive compensation programs. During the course of these reviews, the Compensation Committee discusses Capital One's most significant risks, including Capital One's status with respect to those risks and the relationship of those risks to applicable compensation programs. The Compensation Committee also discusses these programs with Capital One's Chief Risk Officer, Chief Human Resources Officer and the Compensation Committee's independent compensation consultant, as appropriate. Based on these discussions, the Compensation Committee believes that these compensation programs are consistent with Safety and Soundness and do not contain material incentives that the Compensation Committee would expect to drive excessive risk taking.

Director Independence

The Board of Directors has assessed whether each of its non-management members is “independent” under Capital One’s Director Independence Standards. These standards, which have been adopted by the Board of Directors as part of Capital One’s Corporate Governance Principles, reflect, among other things, the director independence requirements set forth in the listing standards of the NYSE and other applicable legal and regulatory rules, and describe certain relationships that the Board has determined to be immaterial for purposes of determining director independence. The Board of Directors has determined that each of Mr. Campbell, Mr. Dietz, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Leroy, Mr. Shattuck and Mr. Warner are independent under these standards. With respect to Mr. Westreich, who resigned from the Board of Directors in May 2010, the Board considered a loan from Capital One, National Association, indirectly connected to Mr. Westreich and certain of his family members, as described below under “Related Person Transactions,” and determined that Mr. Westreich was not independent during his service as a member of the Board of Directors in 2010.

Related Person Transactions

Capital One’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Charter of the Governance and Nominating Committee, Capital One’s Code of Conduct and internal written procedures. The Charter of the Governance and Nominating Committee requires the Committee to review on an annual basis any transactions involving Capital One and any of its directors, executive officers or their immediate family members and, as appropriate, to consider potential conflicts of interest or the appearance of potential conflicts of interest, as well as issues relating to director independence. The Governance and Nominating Committee performs this review each year based on the information provided by each director and executive officer on an annual questionnaire and through a review of Capital One’s internal systems for payments or other transactions that could indicate the presence of a related person transaction. In developing its assessment and recommendation regarding related person transactions to the Board of Directors, the Governance and Nominating Committee relies upon criteria set forth in the Code of Conduct to evaluate activities or relationships that may create a conflict of interest, including potential related person transactions. In addition to specific prohibitions, these criteria include the extent to which the proposed relationship would be legal, authorized and permitted (or prohibited) by Capital One policies, as well as the potential perspective of third parties regarding such relationships.

From time to time in the ordinary course of its business, Capital One issues loans to directors, executive officers and/or nominees for director, or to a director’s, executive officer’s or director nominee’s immediate family member, including persons sharing the household of such director, executive officer or director nominee (other than a tenant or employee). Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

Internal written procedures require that any potential conflict of interest, including related person transactions involving any of Capital One’s directors or executive officers, be reviewed by the General Counsel (in the case of a director) and by either the General Counsel or Chief Human Resources Officer (in the case of an executive officer). If the reviewer believes that such relationship could create a conflict of interest or require disclosure as a related person transaction, a second review is conducted by the disinterested members of the Governance and Nominating Committee and, ultimately, by the disinterested members of the Board of Directors (in the case of a director), or by the Chief Executive Officer (in the case of an executive officer).

Capital One had one related person transaction since January 1, 2010. Prior to its acquisition by Capital One in 2006, North Fork Bank (now Capital One, National Association, or the “Bank”) extended an interest-only, non-recourse commercial real estate acquisition loan (with limited capital involvement obligations by the borrower) to a limited liability company of which a son of

Stanley Westreich, one of Capital One’s former directors, served at the relevant times as manager through a separate entity and, together with other family members and third parties, was an investor. A family trust for which Mr. Westreich was at the relevant times the trustee and residual beneficiary had indirectly invested $22.2 million in the borrower, comprising a 49% indirect ownership interest and a $3.8 million indirect loan. The trust had no voting rights or other legal ability to control the borrower. The Bank’s loan had an original principal amount of $37.5 million, which was the amount outstanding at all times since May 2005; had an interest rate of 5.5% per annum; was scheduled to mature in May 2010; and was secured by commercial real estate property in New York, New York. At December 31, 2009, the Bank considered this loan “classified” under applicable regulatory guidelines and as a “potential problem” under applicable financial accounting guidelines. The borrower did not deliver the loan's interest payment due on January 1, 2010, as contractually agreed, and the loan entered past due status. No principal or interest was paid by the borrower after that date. On March 31, 2010, the Bank sold the loan to a third party in an arms-length transaction for total proceeds of $34.5 million.

Committees of the Board of Directors

In order to assist it in fulfilling its functions, the Board of Directors conducts business through four Committees: the Audit and Risk Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Trust Oversight Committee. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk, Compensation, and Governance and Nominating Committees are comprised solely of independent directors. Currently, the Finance and Trust Oversight Committee is also comprised solely of independent directors. The Chair of each Committee determines the frequency, length and agenda of meetings for his or her Committee in accordance with such Committee’s charter, in consultation with other members of the Committee and with appropriate members of management, and establishes an annual calendar of topics for consideration by the Committee. The Chair of each Committee may also seek comments on key issues from other directors who are not part of the Committee and reports Committee activities to the full Board of Directors. In January 2011, each Committee and the Board of Directors approved the respective Committee’s amended and restated charter. Copies of the charter of each Committee are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Below is a description of each Committee.

Audit and Risk Committee

Description

The Audit and Risk Committee is generally responsible for overseeing Capital One’s accounting, financial reporting, internal controls and risk assessment and management processes.

Key Responsibilities
  Monitor the integrity of Capital One’s financial statements and internal controls;
  Monitor Capital One’s compliance with legal and regulatory requirements;
  Review the qualifications, independence and performance of Capital One’s independent auditor;
  Appoint, compensate, retain and oversee Capital One’s independent auditor;
  Assess the performance of Capital One’s Chief Internal Auditor and Chief Credit Review Officer; and
  Monitor the processes by which management assesses and manages risk.
The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Financial Expert

Although other members of the Audit and Risk Committee may qualify as “audit committee financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE promulgated thereunder, the Board of Directors has designated Mr. Dietz as its “audit committee financial expert.”

Service

No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One, except for Mr. Gross. The Board of Directors has determined, in accordance with NYSE rules, that Mr. Gross’ simultaneous service does not impair his ability to effectively serve on Capital One’s Audit and Risk Committee.

2010 Meetings

During 2010, the Audit and Risk Committee met twelve times.

Governance and Nominating Committee

Description

The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices.

Key Responsibilities
  Advise the Board of Directors on its organization, membership and function;
  Identify and recommend director nominees and the structure and membership of each Committee of the Board;
  Advise and recommend action on corporate governance matters applicable to Capital One; and
  Oversee the Board’s and the Chief Executive Officer’s annual evaluation processes and provide that the directors engage in periodic discussions to plan for the Chief Executive Officer’s succession, as described in more detail in Capital One’s Corporate Governance Principles.
The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2010 Meetings

During 2010, the Governance and Nominating Committee met five times.

Compensation Committee

Description

In accordance with its charter, the Compensation Committee assists the Board of Directors by reviewing and recommending officer titles and roles to the Board; overseeing and recommending benefit plans for Capital One associates to the Board; recommending compensation and benefit plans for the directors, the Chief Executive Officer and senior management to the independent directors or the full Board, as provided in its charter; reviewing and approving the Committee’s report and reviewing and recommending Capital One’s Compensation Discussion and Analysis disclosure for inclusion in this proxy statement; and carrying out such other responsibilities and activities as may be required by law or regulation.

Key Responsibilities
  Recommend director compensation to the Board;
  Recommend to the Board officers for election or re-election or the manner in which such officers will be chosen;
  Evaluate and recommend to the independent directors the Chief Executive Officer’s compensation in light of the independent directors’ assessment of his performance and anticipated contributions with respect to Capital One’s strategy and objectives;
  Recommend the salary levels, incentive awards, perquisites and termination arrangements for executive officers, other than the Chief Executive Officer, to the independent directors and the hiring or promotion of such executive officers to the Board;
  Review the Company’s goals and objectives relevant to compensation, oversee the Company’s policies and programs relating to compensation and benefits available to officers of the Company to ensure that they align with such goals and objectives and review relevant market data in establishing compensation and benefits programs;
  Periodically assess the risks that the Company’s overall compensation goals and objectives, and any material incentive compensation plans or programs, may pose;
  Oversee other compensation and benefit programs and recommend benefit plans to the Board for approval;
  Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan and other employee benefit plans;
  Carry out such other responsibilities and activities as may be required by law or regulation; and
  Recommend the inclusion of the Compensation Discussion and Analysis in the annual proxy statement or annual Form 10-K.
The independent directors of the Board may meet concurrently with the Compensation Committee, as appropriate, to review and approve compensation for the Chief Executive Officer and other executive officers.

The Committee may also delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law and applicable plan documents.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of Capital One’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Capital One.

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Committee has retained the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm (the “Consultant”). The Consultant reports to the Chair of the Committee, and its engagement may be terminated by the Committee at any time.

The Committee determines the scope and nature of the Consultant’s assignments. In 2010, the Consultant:
  Provided to the Committee independent competitive market data and advice related to the Chief Executive Officer, the other executive officers and director compensation, including the development of a group of comparator companies for purposes of competitive benchmarking;
  Reviewed for the Committee management-provided market data and recommendations on the design of compensation programs for senior executives other than the Chief Executive Officer;
  Reviewed for the Committee Capital One’s executive compensation levels, performance and the design of incentive programs;
  Reviewed the compensation program for Capital One’s directors and provided competitive compensation data and director compensation program recommendations to the Committee for review; and
  Provided information to the Committee on executive and director compensation trends and analyses of the implications of such trends for Capital One.
The Consultant generally attends Committee meetings and executive sessions upon the Chair of the Committee’s request, including meetings held jointly with the independent directors to review or approve the compensation for the Chief Executive Officer, the other executive officers and the directors’ compensation to provide an independent perspective regarding such compensation practices.

The services provided by the Consultant are limited in scope as described above. The Consultant does not provide any services to the Company or its management other than the services provided to the Compensation Committee as described above.

2010 Meetings

During 2010, the Compensation Committee met seven times.

Finance and Trust Oversight Committee

Description

The Finance and Trust Oversight Committee assists the Board of Directors in overseeing Capital One’s management of liquidity, capital and financial (or market) risks, as well as the trust activities of Capital One, National Association, a subsidiary of Capital One.

Key Responsibilities
  Monitor Capital One’s significant capital and funding transactions;
  Monitor liquidity and financial (or market) risks, as well as Capital One’s fiduciary activities and exposures;
  Oversee Capital One’s debt funding and capital programs;
  Oversee management and monitor execution of Capital One’s wholesale and retail funding plans;
  Recommend the payment of dividends on Capital One’s common stock to the Board of Directors; and
  Exercise general oversight of the trust activities of Capital One, National Association.
The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2010 Meetings

During 2010, the Finance and Trust Oversight Committee met five times.

Committee Membership

The table below provides a summary of the Board’s current Committee structure, membership and related information.

	Chair	Member	Audit Committee Financial Expert
	Audit and Risk Committee	Compensation Committee	Finance and Trust Oversight Committee	Governance and Nominating Committee

E.R. Campbell

W. Ronald Dietz

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Pierre E. Leroy

Mayo A. Shattuck III

Bradford H. Warner

Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board of Directors concerning nominees to create or fill open positions within the Board. Stockholders may propose nominees for consideration by the Committee by submitting the names and other relevant information as required by Capital One’s Amended and Restated Bylaws to the Corporate Secretary, with a copy to the Chair of the Committee, at the address set forth on the Notice of Annual Stockholder Meeting.

Director candidates, other than current directors, may be interviewed by the Chair of the Governance and Nominating Committee, other directors, the Chief Executive Officer and/or other members of senior management. The Committee considers the criteria described below, as well as the results of interviews and any background checks the Committee deems appropriate, in making its recommendation to the Board of Directors. The Committee also considers current directors for re-nomination in light of the criteria described below and their past and potential contributions to the Board of Directors.

Consideration of Director Nominees

All director candidates, including incumbent directors and those recommended by stockholders, are evaluated using the same criteria. These criteria are as follows:
  Candidates should possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen;
  Candidates may also be selected for their background relevant to Capital One’s business strategy, their understanding of the intricacies of a public company, their international business background and their experience in risk management; and
  Other relevant criteria may include a reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker, and diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective and viewpoint.
The Governance and Nominating Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Board of Directors considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business. Although the Board of Directors does not have a formal diversity policy, the Governance and Nominating Committee and the

Board periodically review the Board’s membership in light of Capital One’s business model and strategic objectives, consider whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving those goals, and may seek additional directors from time to time as a result of its considerations.

How to Contact the Board of Directors and the Presiding Director

Interested parties may make their concerns known to the Board of Directors or independent directors as a group by contacting the Presiding Director, care of the Corporate Secretary, at the address below:

Presiding Director
Board of Directors
c/o Corporate Secretary’s Office
Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia 22102

Communications may also be sent to individual directors at the same address.

The Corporate Secretary reviews all communications sent to the Board of Directors, Committees or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board of Directors, the independent directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit and Risk Committee and Capital One’s Chief Internal Auditor. Other communications are referred to the Presiding Director, the Chair of the appropriate Committee and/or the specified director, as applicable.

Information about our Directors and Executive Officers

Each of Capital One’s current executive officers, and each director who is nominated for election or who is continuing to serve his or her term after the Annual Meeting, are listed below with a brief description of their business experience.

Directors

All of our directors have demonstrated business acumen, the ability to exercise sound judgment and a commitment of service to Capital One and the Board of Directors. Our directors also bring to our Board of Directors a wealth of executive leadership experience derived from their service as executives and, in many cases, chief executive officers, of large corporations. We also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Set forth below is each director’s biographical information and a description of the nature of each director’s experience that the Board of Directors believes supports his or her continuing service as a director.

Richard D. Fairbank, 60
Chairman, Chief Executive Officer and President

Mr. Fairbank is founder, Chairman, Chief Executive Officer and President of Capital One Financial Corporation. Mr. Fairbank also serves as Chairman of Capital One Bank (USA), National Association and Capital One, National Association.

Mr. Fairbank has been a director of Capital One since July 26, 1994. Mr. Fairbank was appointed as the Fifth Federal Reserve District’s representative on the Federal Advisory Council, effective January 1, 2010. As a member of the Council, he confers periodically with the Board of Governors of the Federal Reserve System on business conditions and issues related to the banking industry. Mr. Fairbank also served on MasterCard International’s Global Board of Directors from February 2004 until May 2006 and, prior to that, as Chairman of MasterCard's U.S. Region Board.

Mr. Fairbank’s experience in leading the business as founder and Chief Executive Officer of Capital One, his responsibilities for the strategic direction and management of Capital One’s day-to-day operations and his roles with the Federal Advisory Council and MasterCard International bring broad industry and specific institutional knowledge and experience to the Board of Directors.

Edward R. “Bo” Campbell, 70
Director

Mr. Campbell has been an active investor primarily in oil and gas, land and timber, and banking since 1970. He had an extensive banking career at Pioneer Bancshares, a Louisiana-based bank holding company, where he was President and Chief Executive Officer before becoming Chairman of the Board of Directors, and at Hibernia National Bank, headquartered in Louisiana, where he also served as Director and Chairman of the Board of Directors from 2003 until its acquisition by Capital One in 2005.

He has been a director of Capital One Financial Corporation since November 16, 2005, and is also a director of Capital One, National Association. He has served on the Finance and Trust Oversight Committee since November 2005 and on the Compensation Committee since April 2006.

As the former Chief Executive Officer of a community bank in Louisiana and former Chairman of a national bank, Mr. Campbell brings valuable experience to the Board of Directors in overseeing, among other matters, Capital One’s banking business.

W. Ronald Dietz, 68
Director

In 2010, Mr. Dietz retired as President, Chief Executive Officer and a director of W.M. Putnam Company (“Putnam”), a nationwide provider of outsourced facilities management services to companies with networks of offices or retail stores, and was appointed Vice Chairman of the board of directors of Putnam. Mr. Dietz joined Putnam in January 2001 as President and a director and became President, Chief Executive Officer and director in 2004. Previously, he was a Managing Partner of Customer Contact Solutions, LLC (“CCS”), an advisory firm offering services in a broad range of customer treatment and call center performance and risk management areas.

Mr. Dietz has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One Bank (USA), National Association and Capital One, National Association. He has been Chair of the Audit and Risk Committee since 1995 and has been a member of the Finance and Trust Oversight Committee since July 2003. He qualifies as an “audit committee financial expert” under SEC guidelines and has been Capital One’s designated “audit committee financial expert” since January 2003.

Mr. Dietz’s experience in financial services, financial reporting, risk management, consulting, venture management, customer experience and call center performance, developed during his positions with Putnam and CCS as well as earlier roles with Citigroup and American Savings Bank, helps him bring valuable knowledge to the Board of Directors on these and other matters.

Patrick W. Gross, 66
Director

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm he founded in 2002 to work with private venture-funded technology companies on a range of business, management and financial strategies. Prior to his role with Lovell, he was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc. (“AMS”), an information technology, consulting, software development and systems integration firm.

He has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One, National Association. He has been a member of the Audit and Risk Committee since March 1995 and the Compensation Committee since April 2005. He served as Chair of the Governance and Nominating Committee from September 2002 through April 2007 and as a member of the Governance and Nominating Committee since April 2008. He previously served on the Finance and Trust Oversight Committee from April 2007 to April 2008 and as Presiding Director from September 2003 to April 2007.

Mr. Gross is currently a director of the following publicly-held companies: Career Education Corporation; Liquidity Services, Inc.; Taleo Corporation; Waste Management, Inc.; and Rosetta Stone. In addition to Capital One, he serves on four other public company audit committees. Mr. Gross also served on the boards of Mobius Management Systems, Inc. from 2002 through 2007 and of Computer Network Technology Corporation from 1997 through 2006.

Mr. Gross’s experience in applying information technology, advanced data analytics and risk management analytics within global financial services firms, as well as his roles in founding and leading AMS and with other public company boards, assists the Board of Directors in overseeing, among other matters, Capital One’s entrepreneurial innovations and information systems.

Ann Fritz Hackett, 57
Director

Ms. Hackett has been President of Horizon Consulting Group, LLC since she founded the company in 1996. Horizon Consulting Group provides strategic, organizational and human resources advice to clients worldwide. She has worked with boards of directors, chief executive officers and senior executives to identify strategic opportunities and execute solutions during periods of business and financial challenges. Prior to Horizon Consulting, Ms. Hackett was Vice President and Partner of a leading national strategy consulting firm where she served on the Management Committee and, among other assignments, led Human Resources and developed her expertise in managing cultural change, creating performance management processes and a performance-based culture, nurturing leadership talent and planning for executive succession.

Ms. Hackett has been a director of Capital One Financial Corporation since October 27, 2004, and is also a director of Capital One Bank (USA), National Association. She has served on the Audit and Risk and Governance and Nominating Committees since October 2004 and on the Compensation Committee since April 2005. Ms. Hackett became the Chair of the Governance and Nominating Committee and the Presiding Director in April 2007. She also is a director of Fortune Brands, Inc. and sits on Fortune’s Nominating and Corporate Governance and Compensation and Stock Option Committees. Ms. Hackett was also a director of Woodhead Industries, Inc. from 1996 through 2006, where she chaired the Human Resources Committee and served on the Governance and Audit Committees.

Ms. Hackett has experience in leading change initiatives, talent management and succession planning and in creating performance management processes and performance-based compensation. She also has experience in corporate governance and risk matters as a result of her participation with public company boards of directors and related governance committees, non-profit boards and consulting engagements. This combination of skills assists the Board of Directors in its discussions on these and other matters.

Lewis Hay, III, 55
Director

Mr. Hay has been Chairman and Chief Executive Officer of NextEra Energy, Inc. (formerly FPL Group, Inc.), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America, since January 2002. He joined NextEra Energy in 1999 as Vice President, Finance and Chief Financial Officer and became President of NextEra Energy Resources, LLC (formerly FPL Energy, LLC) in March 2000. He became a director and the President and Chief Executive Officer of NextEra Energy in June 2001. Prior to joining NextEra Energy, Mr. Hay was Executive Vice President and Chief Financial Officer of US Food Service where he was responsible for finance and accounting, treasury, credit, investor relations, mergers and acquisitions, and information systems.

Mr. Hay has been a director of Capital One Financial Corporation since October 31, 2003, and is also a director of Capital One Bank (USA), National Association. He has served on the Compensation Committee since April 2004, the Finance and Trust Oversight Committee, of which he has served as Chair, since April 2005, and the Governance and Nominating Committee since April 2007. He is also a director of Harris Corporation where he is a member of the Audit Committee and chairs the Corporate Governance Committee. He also serves as the Chair of FPL Group’s Executive Committee.

Mr. Hay has extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. His background in leading finance and accounting, treasury, credit, investor relations, mergers and acquisitions and information systems functions, as well as his understanding of enterprise risk management, executive compensation and public company governance, provides the Board of Directors with valuable insight on these and other matters.

Pierre E. Leroy, 62
Director

Mr. Leroy retired in 2005 from Deere & Company as President of both the Worldwide Construction & Forestry Division and the Global Parts Division. Deere & Company is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, and also provides financial services worldwide and manufactures and markets engines used in heavy equipment. During his professional career with Deere, Mr. Leroy served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer.

Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association. He joined Capital One’s Audit and Risk, Compensation, and Governance and Nominating Committees in September 2005, July 2006 and April 2006, respectively.

Mr. Leroy has been a director of Fortune Brands, Inc. since September 2003, where he serves on the Audit and Compensation and Stock Option Committees. He has been a director of RSC Holdings, Inc. since May 2008, where he serves on the Audit and Risk Committee and chairs the Compensation Committee. Mr. Leroy also served on the Board of Directors of ACCO Brands August 2005 to April 2009 and of Nuveen Investments, Inc. from March 2006 to April 2007.

Mr. Leroy’s experience in capital markets and asset-liability management, as well as leading and managing large complex international marketing, engineering and manufacturing organizations and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Mayo A. Shattuck III, 56
Director

Mr. Shattuck has been President and Chief Executive Officer of Constellation Energy Group, a leading supplier of electricity to large commercial and industrial customers, since November 2001 and was elected Chairman of the Board of Directors in July 2002. Previously, Mr. Shattuck was Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc., was an investment analyst at Morgan Guaranty Trust Company, and was a strategy consultant at Bain & Company where he gained experience in corporate finance, capital markets, risk management and private banking.

Mr. Shattuck has been a director of Capital One Financial Corporation since October 31, 2003. He has served on the Compensation Committee since April 2004 and became its Chairman in April 2005. He has also served on the Finance and Trust Oversight Committee since December 2003 and was its Chair from April 2004 through April 2005. Mr. Shattuck is also a director of Gap, Inc. where he serves on the Governance and Nominating Committee and chairs the Audit and Finance Committee. He also serves as the Chair of Constellation’s Executive Committee.

Mr. Shattuck’s experience in corporate finance, capital markets, risk management and private banking, as well as his experience in leading a large, publicly-held company and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Bradford H. Warner, 59
Director

Mr. Warner served in a variety of positions at BankBoston, FleetBoston and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services and Vice Chairman of the Investment Services and Consumer Business Group.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; international banking businesses in northern Latin America and Mexico; and several investment related businesses, including private banking, asset management and brokerage. He also served on the senior most management policy and governance committees at BankBoston, FleetBoston and Bank of America.

Mr. Warner has been a director of Capital One Financial Corporation since April 24, 2008, and also serves as a director of Capital One, National Association. He has been a member of the Audit and Risk and Finance and Trust Oversight Committees since April 2008.

Mr. Warner’s experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as his experience in corporate banking functions, customer relationships and corporate culture change management, bring valuable insight to the Board of Directors in overseeing, among other matters, a broad range of matters critical to Capital One’s banking business.

Executive Officers

Robert M. Alexander, 46
Chief Information Officer

Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses. Mr. Alexander became Chief Information Officer in May 2007, and in this role he is responsible for overseeing all technology activities for Capital One.

Jory A. Berson, 40
Chief Human Resources Officer

Mr. Berson joined Capital One in July 1992. From July 1992 to June 2009, Mr. Berson held a variety of roles at Capital One, including President, Financial Services and President, U.S. Card. In June 2009, Mr. Berson became Chief Human Resources Officer, and in this role Mr. Berson is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts, development programs and corporate real estate portfolio.

Lynn A. Carter, 54
President, Banking

Ms. Carter joined Capital One in April 2007 as Chief Operating Officer for the Banking Segment and became President, Banking in August 2007. Ms. Carter has over 30 years of banking and community development expertise. She joined Capital One from Bank of America Corporation, where she served from April 2004 to April 2007 as president of Business Banking and as president of Bank of America California. Ms. Carter also serves as a director of Capital One, National Association.
John G. Finneran, Jr., 61
General Counsel and Corporate Secretary

Mr. Finneran joined Capital One in September 1994. Since that time, he has served as General Counsel and Corporate Secretary and is responsible for managing Capital One’s legal, governmental affairs, corporate governance, regulatory relations and corporate affairs departments. He also manages Capital One’s internal audit department for administrative purposes.

Frank G. LaPrade, III, 44
Chief Enterprise Services Officer

Mr. LaPrade joined Capital One in January 1996. Since that time he has served in various positions, including as Capital One’s Deputy General Counsel responsible for managing the company’s litigation, employment, intellectual property and transactional practice areas. In 2004, Mr. LaPrade became Chief of Staff to the Chief Executive Officer. In 2010, Mr. LaPrade added responsibilities as Chief Enterprise Services Officer. In that capacity, Mr. LaPrade manages Information Technology, Brand Marketing, Corporate Development and Digital Banking for the company.
Gary L. Perlin, 59
Chief Financial Officer

Mr. Perlin joined Capital One in July 2003, and since that time he has served as Capital One’s Chief Financial Officer. Mr. Perlin is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investor relations functions. Mr. Perlin also serves as a director of Capital One, National Association and Capital One Bank (USA), National Association.

Peter A. Schnall, 47
Chief Risk Officer

Mr. Schnall joined Capital One in August 1996. From August 1996 to October 2002, Mr. Schnall served in a variety of roles at Capital One. From October 2002 until June 2006, he served as Chief Credit Officer. Mr. Schnall has been Chief Risk Officer since June 2006, and in this role he is responsible for overseeing Capital One’s credit, compliance, operational and enterprise risk management functions.

Ryan M. Schneider, 41
President, Card

Mr. Schneider joined Capital One in December 2001. From December 2001 to December 2007, Mr. Schneider held a variety of positions within Capital One, including Executive Vice President, Auto Finance and Executive Vice President, US Card. Mr. Schneider became President, Card in December 2007, and in this role he is responsible for all of Capital One’s consumer and small business credit card lines of business, including those in the United States, the United Kingdom and Canada. Mr. Schneider also serves as a director of Capital One Bank (USA), National Association.

Sanjiv Yajnik, 54
President, Financial Services

Mr. Yajnik joined Capital One in July 1998. From July 1998 to June 2009, Mr. Yajnik held a number of positions within Capital One’s European credit card business, Canadian credit card business and small business services organization. Mr. Yajnik became President, Financial Services in June 2009, and in this role he is responsible for overseeing Capital One’s auto finance, small business, mortgage businesses and consumer lines and loans. Prior to joining Capital One, Mr. Yajnik held a broad range of positions, including General Manager at Circuit City Stores (USA), Market Manager at PepsiCo (Canada), and Chief Engineer at Mobil Oil (International).

SECTION III – SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on Schedule 13G filings submitted to the SEC, Capital One is aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Dodge & Cox (2)
555 California Street, 40th Floor	55,933,559	12.2%
San Francisco, CA 94104

BlackRock, Inc. (3)
40 East 52nd Street	28,563,243	6.25%
New York, NY 10022

(1)	Beneficial ownership is determined under SEC Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)	On a Schedule 13G (Amendment No. 7) filed on February 10, 2011, Dodge & Cox reported beneficial ownership as of December 31, 2010, of 55,933,559 shares of Capital One’s common stock, which positions in the aggregate represented 12.2% of Capital One’s outstanding common stock as of December 31, 2010. According to this Schedule 13G, Dodge & Cox has sole voting power with respect to 53,132,609 shares, shared voting power with respect to no shares, sole investment power with respect to 55,933,559 shares and shared investment power with respect to no shares. The securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the common stock of Capital One. The Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940, has an interest in 31,947,811 shares, or 7.0%, of the class of securities reported in the Schedule 13G. Dodge & Cox certified in its Schedule 13G that the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Capital One and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	On a Schedule 13G filed on February 3, 2011, BlackRock, Inc., reported beneficial ownership as of December 31, 2010 of 28,563,243 shares of Capital One’s common stock, which positions in the aggregate represented 6.25% of Capital One’s outstanding common stock as of December 31, 2010. According to this Schedule 13G, BlackRock, Inc. has sole voting power with respect to 28,563,243 shares, shared voting power with respect to no shares, sole investment power with respect to 28,563,243 shares and shared investment power with respect to no shares. One or more clients of BlackRock, Inc., have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Capital One, and that no one person’s interest in the common stock of Capital One is more than five percent of the total outstanding common shares. BlackRock, Inc. certified in its Schedule 13G that the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Capital One and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock as of January 31, 2011, by our directors, the named executive officers in this proxy statement and all directors and executive officers as a group.

	Number of Shares or Units
Name	Common Stock (1)	Unvested Restricted Stock	Stock That May Be Acquired Within 60 days (2)	Total Amount and Nature of Beneficial Ownership (3)		Percent of Class (4)

Richard D. Fairbank	2,250,096	0	6,852,280	9,102,376	(5)	1.94%
Gary L. Perlin	132,204	126,337	818,881	1,077,422		*
Lynn A. Carter	59,419	92,590	376,713	528,722		*
Peter A. Schnall	120,231	89,303	459,121	668,655		*
Ryan M. Schneider	50,470	81,601	204,297	336,368		*
E. R. Campbell	631,526	0	37,729	669,255	(6)	*
W. Ronald Dietz	5,245	0	99,908	105,153	(7)	*
Patrick W. Gross	7,539	0	186,701	194,240	(8)	*
Ann Fritz Hackett	15,650	0	57,459	73,109	(9)	*
Lewis Hay, III	2,728	0	67,764	70,492	(10)	*
Pierre E. Leroy	4,900	0	62,701	67,601	(11)	*
Mayo A. Shattuck III	1,589	0	66,585	68,174	(12)	*
Bradford H. Warner	14,640	0	34,656	49,296	(13)	*
All directors and
executive officers as a	3,685,932	719,314	10,769,681	15,174,927	(14)	3.24%
group (18 persons)

*	Less than 1% of the outstanding shares of common stock.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after January 31, 2011.

(3)	To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise. The column “Total Amount and Nature of Beneficial Ownership” includes: (i) shares of common stock; (ii) shares of common stock subject to stock options and shares of restricted stock and restricted stock units granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), Capital One’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Directors Plan”), Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”) and Capital One’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), each as amended or restated from time to time, that are or will become exercisable or that are or will be vested within 60 days of January 31, 2011; and (iii) shares of common stock held by the executive officers under Capital One’s 1994 Associate Stock Purchase Plan or 2002 Associate Stock Purchase Plan (the “Stock Purchase Plans”), each as amended or restated from time to time. Shares of restricted stock have voting rights but are not transferable until the end of the period of restriction.

(4)	All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2011, which was 457,346,953. In addition, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of common stock subject to outstanding stock options held by such person that are exercisable on or within 60 days after January 31, 2011 are deemed to be outstanding shares of common stock.

(5)	Does not include 241,680 restricted stock units for which Mr. Fairbank disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying these restricted stock units is deferred until Mr. Fairbank’s employment with the Company ends.

(6)	Includes 181,486 shares owned by Campbell Capital, LLC, 181,486 shares owned by Campbell Capital II, LLC and 7,864 shares owned by the E.R. Campbell Family Foundation for which Mr. Campbell holds voting and investment power. Also includes 22,623 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Campbell’s service with the Board of Directors ends. Does not include 268,179 shares held in a Grantor Retained Annuity Trust, of which Mr. Campbell is not a trustee, for which Mr. Campbell disclaims beneficial ownership.

(7)	Includes 24,203 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Dietz’s service with the Board of Directors ends.

(8)	Includes 24,203 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Gross’s service with the Board of Directors ends.

(9)	Includes 24,203 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Ms. Hackett’s service with the Board of Directors ends. Does not include 5,006 shares held by Ms. Hackett’s spouse for which Ms. Hackett disclaims beneficial ownership.

(10)	Includes 1,806 shares held by the Hay Family Limited Partnership, for which Mr. Hay holds voting and investment power. Also includes 24,203 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Hay’s service with the Board of Directors ends.

(11)	Includes 23,203 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Leroy’s service with the Board of Directors ends.

(12)	Includes 24,203 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Shattuck’s service with the Board of Directors ends.

(13)	Includes 140 shares held by Mr. Warner’s spouse. Also includes 17,427 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Warner’s service with the Board of Directors ends.

(14)	Includes 1,444,886 shares issuable upon the exercise of options and 329,483 shares of common stock subject to trading restrictions for all other executive officers as a group. Does not include the shares set forth in footnotes (5), (6) and (9) above for which the named executive officer and directors disclaim beneficial ownership and 1,002 shares held by other executive officers and for which such executive officers disclaim beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2010 each of the reporting persons complied with these filing requirements except for a transaction that was omitted from a timely filed report for Mr. Schneider as a result of an administrative error by the Company which was subsequently corrected by an amended filing.

SECTION IV – DIRECTOR COMPENSATION

Director Compensation Objectives

Compensation for non-management directors (each a “director”) is approved by the Board of Directors, based on recommendations made by the Compensation Committee. Capital One’s director compensation program is designed to achieve four primary objectives:
  Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success;
  Fairly compensate directors for the work required in a company of Capital One’s size and scope;
  Recognize the individual roles and responsibilities of the directors; and
  Align directors’ interests with the long-term interests of Capital One stockholders.
Management directors do not receive compensation for their service on the Board of Directors. In 2010, Mr. Fairbank was Capital One’s only management director.

Director Compensation Procedures

The Compensation Committee reviews the compensation program for Capital One’s directors on an annual basis. The Consultant provides competitive compensation data and program recommendations to the Committee for review. Please see the discussion under “Compensation Committee” in the “Governance of Capital One” section on page 9 for further information on the role and responsibilities of the Consultant. The competitive compensation data includes the compensation (cash, equity and other benefits) of non-management directors within our comparator group. Please see the discussion under “Market Data” in the “Compensation Discussion and Analysis” section on page 35 for further information on the development of the comparator group. The Committee considers this information, as well as the Consultant’s recommendations, and finalizes a proposed compensation structure. The proposed structure is then reviewed and approved by the full Board of Directors, typically in April of each year.

Based on their review of competitive market data and guidance from the Consultant in the second quarter of 2010, the Committee determined that the director compensation program described below continues to meet the objectives listed above.

Director Compensation Structure

Each director serving on the Board of Directors on April 29, 2010, received an annual cash retainer of $70,000 as well as fees for committee and leadership service detailed in the notes to the table below. In addition, cash retainers were provided for service on a committee (see details and amounts in the footnotes to the table below). Each director also received an annual award of $170,012 in restricted stock units (“RSUs”) of Capital One common stock, granted on April 29, 2010. Lastly, the Presiding Director received a cash retainer of $25,000.

Each director was offered the opportunity to elect to forego his or her cash compensation from April 2010 through April 2011 in exchange for a one-time grant of non-qualified stock options with an equivalent Black-Scholes value, granted on April 29, 2010. Mr. Campbell, Mr. Hay, Mr. Leroy, Mr. Shattuck, and Mr. Warner each elected to forego their cash compensation in favor of such stock options.

Other Benefits

In 2010, directors did not receive any additional compensation beyond what is disclosed below.

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, directors who are not employees of Capital One may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan have the option to direct their individual deferrals among thirteen different investment offerings made available by the plan. Directors that elected a deferral will begin to receive their deferred income benefits in cash when they cease to serve as directors, or earlier if authorized by the Compensation Committee. Upon a change of control of Capital One, Capital One will pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director’s account balance as of the date of the change of control. In 2010, no directors elected to defer any compensation under this plan.

Directors also receive reimbursements for certain board-related expenses including, among other things, external educational seminars and travel-related costs incurred to attend Board meetings. Such reimbursements are not included as compensation for the directors in the table below.

Stock Ownership Requirements

Directors are expected to retain all shares of restricted stock and all shares underlying restricted stock units granted to them by Capital One until their service with the Board of Directors ends. The Board of Directors evaluates whether exceptions should be made for any case where this requirement would impose a financial hardship on a director. All directors are currently in compliance with this requirement.

Compensation of Directors

Directors of Capital One received the following compensation for 2010:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total

E. R. Campbell	--	$170,012	$90,009	$10,000	$270,023

W. Ronald Dietz	$120,000	$170,012	--	$10,000	$300,012

Richard D. Fairbank (*)	--	--	--	--	--

Patrick W. Gross	$120,000	$170,012	--	$10,000	$300,012

Ann Fritz Hackett	$155,000	$170,012	--	$10,000	$335,012

Lewis Hay, III	--	$170,012	$110,011	$10,000	$290,023

Pierre E. Leroy	--	$170,012	$120,012	$10,000	$300,024

Mayo A. Shattuck III	--	$170,012	$100,010	$10,000	$280,022

Bradford H. Warner	--	$170,012	$110,011	$10,000	$290,023

(*)	In 2010, Mr. Fairbank was Capital One’s only management director.

(1)
Each non-employee director is eligible to receive an annual cash retainer of $70,000. Compensation for committee service includes retainers for service as chairperson and/or as a member of the committees as described under the heading “Committee Membership” in the “Governance of Capital One” section of this proxy statement. In 2010, retainers were paid as follows:
    Presiding Director Retainer: $25,000
    Chair of the Audit and Risk Committee: $40,000
    Chair of the Compensation Committee, Governance and Nominating Committee or Finance and Trust Oversight Committee: $20,000
    Member of the Audit and Risk Committee (other than the chair): $30,000
    Member of the Compensation Committee, Governance and Nominating Committee or Finance and Trust Oversight Committee (other than the chair): $10,000

(2)	Directors serving on the Board of Directors on April 29, 2010 received a grant of 3,789 RSUs of Capital One common stock with a grant date fair value of $170,012 under the 2004 Stock Incentive Plan. The RSUs were valued at $44.87 per share, which was the common stock’s fair market value on the date of grant, and vest one year from the date of grant. Delivery of the underlying shares is deferred until a director’s service with the Board of Directors ends. The following table shows the number of RSUs outstanding for each director as of December 31, 2010:

Director Name	Outstanding Restricted Stock Units
E. R. Campbell	22,623
W. Ronald Dietz	24,203
Patrick W. Gross	24,203
Ann Fritz Hackett	24,203
Lewis Hay, III	24,203
Pierre E. Leroy	23,203
Mayo A. Shattuck III	24,203
Bradford H. Warner	17,427

(3)	Each director is given the opportunity to elect to forego his or her cash compensation each year in exchange for a grant of nonqualified stock options under the 2004 Stock Incentive Plan with an equivalent Black-Scholes value. In 2010, Mr. Campbell, Mr. Hay, Mr. Leroy, Mr. Shattuck and Mr. Warner elected to forego their cash compensation in favor of stock options as set forth in the table below. These options have an exercise price of $44.87.

The Black-Scholes value for each option award granted on April 29, 2010, was determined using the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Term
37%	2.55%	1.49%	5 Years

The compensation amounts reflected in the table above do not include a reduction for risk of forfeiture.

The options vest on the first anniversary of the grant date or, if earlier, upon a change of control of Capital One or the director’s termination of service (other than removal for cause, as defined in their respective award agreements). The options expire ten years from the date of grant. Upon termination from Board service (other than by removal for cause), a director will have the remainder of the full option term to exercise the vested stock options.

Stock options awarded in 2010 to each director and the number of stock options outstanding as of December 31, 2010 were as follows:

Director	Grant Date	Number of Stock Options	Number of Outstanding Stock Options
E. R. Campbell	4/29/2010	6,363	21,469

W. Ronald Dietz	-	-	75,705

Patrick W. Gross	-	-	162,498

Ann Fritz Hackett	-	-	33,256

Lewis Hay, III	4/29/2010	7,777	51,338

Pierre E. Leroy	4/29/2010	8,484	47,982

Mayo A. Shattuck III	4/29/2010	7,070	49,452

Bradford H. Warner	4/29/2010	7,777	25,006

(4)	In 2010, each director elected to direct a contribution from Capital One of $10,000 to a charitable organization of his or her choice.

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Capital One’s executive compensation program is designed to attract, retain and motivate leaders who have the ability to foster strong business results and promote the long-term success of the Company. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for, among other matters, developing, monitoring and managing the compensation of all of our executive officers, including the named executive officers. Final decisions regarding the compensation of our executive officers, including the Chief Executive Officer (“CEO”), are made by our independent directors. This Compensation Discussion and Analysis will review the compensation of the CEO, Richard D. Fairbank, and the following executive officers:
  Gary L. Perlin, Chief Financial Officer
  Lynn A. Carter, President, Banking
  Peter A. Schnall, Chief Risk Officer
  Ryan M. Schneider, President, Card
As used throughout this proxy statement, the “NEOs” means the four executive officers listed above, and references to “named executive officers” refer to the CEO and the NEOs, collectively.

In 2010, Capital One, along with many financial institutions, continued to operate in an environment of elevated economic and regulatory uncertainty. The unemployment rate remained close to 10%, and the housing market remained volatile due to increased foreclosures and a high rate of delinquent loans. Capital One has remained strong and resilient during these challenging times and continues to deliver value to its stockholders. The Company’s total stockholder return for 2010 was 11.6%, which outperformed the S&P Financials Index for the third consecutive year. The Committee believes that the actions taken by the CEO and the NEOs throughout 2010 contributed greatly to the Company’s results and helped position the Company to take advantage of emerging opportunities and deliver stockholder value over the long-term. These accomplishments included:
  Delivering $2.7 billion in net income for 2010, or $6.01 per common share (fully diluted), compared to net income for 2009 of
  $883.8 million, or $0.75 per common share (fully diluted), an increase in net income of 210.5% year over year;
  Remaining one of the few banks that have not significantly diluted stockholders with additional equity issuances during the financial crisis;
  Delivering 26% return on tangible equity and 1.58% cash return on tangible assets;
  Continuing to maintain a highly liquid and high quality investment portfolio that avoided the market volatility experienced by many financial institutions in their portfolios;
  Maintaining a strong and flexible balance sheet and increasing capital ratios in advance of changing regulatory requirements, notwithstanding the consolidation of $41.9 billion of securitized assets onto our balance sheet under newly effective accounting standards;
  Earning $1.9 billion in net income from the Company’s Domestic Card business while fully implementing the changes required by the CARD Act, and delivering strong results in the auto finance business;
  Continuing to focus on customer service initiatives and providing an excellent customer experience to foster customer loyalty and help drive down delinquencies and charge-offs;
  Aggressively managing credit risk and augmenting loss mitigation strategies to dramatically reduce charge-offs, enhancing the Company’s resilience during the recession and positioning the Company for success as the economy improves;
  Rebranding all Chevy Chase Bank branches to strengthen the Company’s brand and position in the Washington, D.C. metro area, one of the country’s best banking markets;
  Substantially completing the build-out of a scalable bank and risk management infrastructure so that the Company is well-positioned to take advantage of opportunities to grow its consumer and commercial banking businesses; and
  Assisting our customers and communities in this challenging economic environment by extending billions of dollars of new loans, commitments and renewals to our banking customers and investing substantial philanthropic, community development and volunteer resources to improve our communities.
Important Aspects of our Executive Compensation Programs

In 2010, Capital One was no longer subject to the compensation provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), and when designing compensation programs, the Committee was not restricted to compensating our executives with only specified portions of base salary and restricted stock as prescribed by EESA. Therefore, in January 2010, the Committee sought to develop an NEO compensation program that is more consistent with the Company’s historical pay-for-performance philosophy. It approved a program under which 80% of NEO total target compensation is equity-based and directly tied to the performance of the Company over multiple time horizons. For the 2010 performance year, the Committee also maintained the CEO compensation program that was developed in January 2009, consisting of a mix of equity-based vehicles which create a direct link between Mr. Fairbank’s compensation and the Company’s performance over various time horizons. The Committee believes that both programs balance risk and financial results, reward the NEOs and the CEO for their achievements, promote the overall objectives of our executive compensation program and encourage appropriate, but not excessive, risk-taking.

In addition, the Committee adopted revised terms for the equity awards granted to the CEO and the NEOs in January 2011 to include the following provisions:
  Recoupment or “clawback” provisions for performance share awards that are triggered in the event of a financial restatement;
  Clawback provisions for performance share, stock option and restricted stock awards that are triggered in the event of misconduct by the executive; and
  Stock retention provisions for stock option and restricted stock awards that require each executive to hold a certain amount of the shares acquired under the awards for one full year after vesting or exercise, as applicable.
See “Other Aspects of Executive Compensation” on page 37 for more details on these provisions.

As of March 1, 2011, Capital One also changed its practice relating to excise tax gross-ups to which the CEO and NEOs may be entitled if terminated after a change of control. All change of control agreements providing for a potential excise tax gross-up will expire at the end of their terms and will be replaced with agreements that do not provide for an excise tax gross-up. See below under “Change of Control Agreements” on page 37 for more information.

The Federal Reserve has been focusing on incentive compensation programs at large financial institutions. The Company has cooperated with the Federal Reserve’s review of our incentive plan arrangements, including by responding to requests for data and other information relating to the Company’s incentive compensation policies, processes and programs. The Company has worked with, and will continue to work with, the Federal Reserve and other federal bank regulators so that our incentive compensation programs are structured such that they do not encourage excessive risk-taking.

The Company also continues to annually perform a risk assessment of its compensation policies and practices as discussed under “Risk Assessment of Compensation Policies and Practices” in the “Governance of Capital One” section on page 7.

Objectives of our Executive Compensation Programs

Capital One’s executive compensation program has four primary objectives.

Strongly link rewards with both business and individual performance without encouraging excessive risk-taking

Capital One emphasizes pay-for-performance at all organizational levels. Typically, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, the CEO and the NEOs have the highest relative portion of their pay directly linked to performance, as compared to other associates. Awards made in early 2011 for the 2010 performance year were based on the performance of the Company and the individual, as well as on the demonstration of specific leadership competencies that are assessed through a comprehensive performance management process. In addition, we design our compensation programs to align with our risk management practices so that our programs do not encourage excessive risk-taking that could jeopardize long-term value.

Ensure that total compensation rewards performance over multiple time horizons

Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long-term. The CEO’s compensation is all equity-based, all at-risk and all performance-based. For the NEOs in 2010, approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons. The use of deferred, equity-based compensation vehicles with multi-year vesting terms advances our goal of aligning the ultimate value realized by the CEO and the NEOs with the performance of the Company’s stock over time because the value of these compensation vehicles increases and decreases based on the Company’s stock price performance.

Attract, retain and motivate top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with respect to our marketplace for talent. The Committee and the independent directors strive to preserve a competitive pay mix and total target compensation values in the executive compensation program, as well as provide competitive total rewards based on our selected peer group.

Align our executives’ interests with those of our stockholders

The Compensation Committee and the independent directors remain committed to designing incentive compensation programs that reward individual and corporate performance and that are aligned with the creation of stockholder value over the long term. Because the majority of CEO and NEO compensation is delivered through deferred, equity-based vehicles that vest over multiple time horizons, the CEO and the NEOs have a significant stake in the success of the Company. In addition, we have established specific stock ownership policies that the CEO and the NEOs must meet on an annual basis and stock retention provisions for certain equity awards beginning in January 2011. Finally, in an effort to manage the financial impact of our compensation programs and to use our resources most efficiently, the Committee and the independent directors focus on making awards that have an appropriate correlation between the value of the award to the executive and the expense taken by the Company.

Compensation Components

Equity-Based Focus

Since 1997, the compensation structure for the CEO has consisted entirely of equity-based awards in lieu of any salary, bonus, retirement plan contributions or other traditional forms of compensation. In 2010 as in past years, the Committee granted to the CEO equity-based awards at the beginning of the year that are designed to provide an incentive to focus on longer term performance. Following the end of the year, the CEO has the opportunity to receive an additional equity-based award based on the Committee’s evaluation of the Company’s performance and the CEO’s contributions over the past year.

The table below summarizes the elements of compensation that the Committee approved for the 2010 performance year for the CEO.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of CEO Total Target Compensation	Vesting Schedule
Base Salary	Not applicable	Not applicable	0%	Not applicable
Cash Bonus	Not applicable	Not applicable	0%	Not applicable
Stock Options	January 2010	Incentive for Future Company Performance	50%	3-year cliff vesting; expire in 10 years
Performance Shares	January 2010	Incentive for Future Company Performance	25%	Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors
Restricted Stock Units	January 2011	Reward for Contributions to 2010 Company Performance	25%	3-year cliff vesting; settle in cash

The NEOs traditionally receive a mix of cash and equity-based compensation. We do not pay cash bonuses to the NEOs for annual performance. Instead, following the end of the year the Committee may grant a variety of equity-based awards based on the Committee's evaluation of Company and individual performance during the past year. All of these equity-based awards are subject to deferred vesting over a three-year period.

The table below summarizes the elements of compensation that the Committee approved for the 2010 performance year for the NEOs.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of NEO Total Target Compensation	Vesting Schedule
Base Salary - Cash	January 2010	Overall experience, skills, performance, and knowledge	20%	Paid in cash throughout the performance year
Base Salary - Restricted Stock Units	January 2010	Incentive for Current Year Company Performance	15%	Awarded as restricted stock units which settle in cash at the end of the performance year
Cash Bonus	Not applicable	Not applicable	0%	Not applicable
Restricted Stock Units	January 2011	Reward for 2010 Company Performance	15%	3-year ratable vesting; settle in cash
Stock Options	January 2011	Reward for 2010 Individual Performance and Incentive for Long-Term Performance	50%	3-year ratable vesting; expire in 10 years
Performance Shares				Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors
Restricted Stock				3-year ratable vesting

Chief Executive Officer Compensation

Goals and Principles

The Committee’s top priority is to align the interests of the CEO with the interests of our stockholders while also directly linking his awards with his performance and that of the Company’s over appropriate time horizons. The Committee believes that the CEO’s compensation should be at-risk based on his and the Company’s performance. Each year the Committee makes recommendations to the independent directors regarding the form, timing and amount of CEO compensation. The Committee takes into account the CEO’s historical performance and how to most effectively align the CEO’s interests with the interests of our stockholders over the appropriate time horizons, support safety and soundness and encourage appropriate risk-taking. Final decisions regarding CEO compensation are made by the independent directors. The Committee and the independent directors have the flexibility to adjust compensation decisions from year to year to take into account the Company’s performance and evolving market practices.

2010 CEO Compensation Decisions

The Committee determined that the compensation structure adopted in 2009 remained appropriate for Mr. Fairbank in 2010 given that the compensation program consists entirely of equity-based vehicles and is at-risk based on the Company’s and Mr. Fairbank’s performance. In particular, the Committee determined that a compensation design that includes three different equity-based vehicles continued to be appropriate because it aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the goals and principles described above.

In January 2010, when determining the value for each component of the award, the Committee considered the prior performance of the Company and the CEO’s individual contributions to that performance. In particular, the Committee considered the following:
  Mr. Fairbank’s and the Company’s performance during 2009 relative to the financial, operating, safety and soundness and strategic performance factors described below under “Restricted Stock Unit Award;”
  The economic environment and the Company’s overall performance in 2009 relative to its objectives;

  The Company’s performance in 2009 relative to the peer comparator companies’ performance in 2009;
  The structure and amount of compensation awarded to the chief executive officers of the peer comparator companies;
  The fact that the Company was among the first financial institutions permitted by regulators to repurchase the preferred shares it issued to the U.S. Treasury under the Capital Purchase Program;
  The structure and amount of Mr. Fairbank’s compensation awards in prior years, as well as his historical compensation value realized, existing stock holdings and remaining unexercised options;
  The Company’s risk profile and the time horizon over which the deferred, equity-based vehicles will vest;
  Mr. Fairbank’s expected leadership of the Company’s strategic initiatives in 2010, including building a scalable banking infrastructure and guiding the Company’s credit card business for continued success in the changing regulatory environment; and
  The fact that the ultimate value of Mr. Fairbank’s deferred, equity-based awards will depend on the Company and Mr. Fairbank’s performance over time.
After considering all of these factors together, without giving particular weight to any specific factor, the Committee and the independent directors determined that a total target compensation amount of $13 million was appropriate for Mr. Fairbank’s 2010 compensation program.

Performance Share Award

In January 2010, based on the above determination by the Committee and the independent directors, Mr. Fairbank was granted an award of performance shares under which he may receive from 0% to 200% of a target number of 88,920 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2010 through December 31, 2012. The Company’s performance will be assessed on the basis of relative cash return on average tangible assets (“CROATA”) against a comparator group consisting of companies in the KBW Bank Sector index, excluding custody banks (the “KBW index”). The Committee believes that CROATA provides an objective measure of a financial institution’s returns on its respective businesses while not incenting choices that may not be in the institution’s best interest. In addition, the Committee believes that the KBW index is an appropriate index against which to assess the Company’s performance because its members are principally lending businesses, as is the Company. The award had a grant date value of $3.25 million; however, the number of shares that Mr. Fairbank ultimately receives, if any, will be solely dependent on the Company’s performance over time according to the chart below.

After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the table below.

Percentage of Target Shares Based on Capital One's Cash Return on Average Tangible Assets from 2010-2012
Three-Year CROATA Relative to Comparator Group (Percentile Achievement)	80 and Above	75	50	20	Below 20
Final Award (Percent of Target Shares)	200%	150%	100%	40%	0%

Stock Option Award

In January 2010, Mr. Fairbank also received a grant of 559,333 nonstatutory stock options at an exercise price of $36.55 per share (which was the fair market value of the Company’s common stock on the grant date). The benefits to Mr. Fairbank of the stock options are deferred; the options cannot be exercised until three years after the grant date and will expire ten years after the grant date. The option grant had a fixed grant date value of $6.5 million; however, the ultimate value Mr. Fairbank realizes, if any, is solely dependent on the long-term appreciation in Capital One’s stock price. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the grant date and the market value of the stock exceeds the exercise price at some point after the three-year vesting period when the options are exercised.

Restricted Stock Unit Award

A portion of Mr. Fairbank’s 2010 compensation award consisted of an opportunity to be awarded restricted stock units in early 2011. The award had a target value of $3.25 million, but the ultimate value of the award was determined based on the Committee’s evaluation of the Company’s performance and Mr. Fairbank’s contributions to that performance during 2010 relative to the financial, operating, safety and soundness and strategic factors shown below (which were evaluated on a qualitative basis without specific targets in mind).

Financial Performance	Operating Performance	Safety and Soundness	Strategic Performance
• Operating earnings • Earnings per share • Return on tangible capital	• Revenue generation • Expense management • Operating effectiveness • Customer satisfaction	• Capital adequacy • Risk management and compliance • Credit loss management • Underwriting quality • Balance sheet management
•  CEO leadership and performance of executive team
•  Capital management
•  Progress toward achievement of long-term strategy
•  Execution against corporate imperatives
•  Recruitment and development of world class talent
•  Disciplined investment in infrastructure
•  Corporate reputation and community engagement
•  Preservation of corporate culture and values

The Committee considered the Company’s performance as described under “Introduction” on page 25. In particular, the Committee considered: Capital One’s delivery of strong results in 2010, driven by strong core earnings and improving credit; the Company’s sound credit management practices and the business choices that it made in the credit card business which resulted in net income for the Domestic Card business of $1.9 billion in 2010; the strong performance of the auto finance business; the transformation of the bank and risk management infrastructure; and the Company’s strong liquidity and capital position and its flexible balance sheet. In addition, the Committee considered the CEO’s leadership in making the strategic choices over many years that provided the foundation for the Company’s stable performance through the economic crisis and strong strategic position coming out the crisis. The Committee also noted the Company’s strong financial results in 2010 relative to its peers, which included net income of $2.7 billion, or $6.01 per common share (fully diluted), a 210.5% increase in net income over 2009.

The Committee also discussed Mr. Fairbank’s effective, disciplined leadership in guiding the Company in all of these areas throughout 2010 as well as the progress and results achieved by a wide range of business and staff units as the Company continued to face significant economic, credit, legislative and infrastructure challenges. The Committee also took into account peer comparator group CEO compensation levels, although the comparability of such information was limited due to evolving market conditions, the different tenures of each of the peer companies’ CEOs as compared to Mr. Fairbank’s tenure as the CEO of Capital One and the varying degrees of success those CEOs have had in leading their respective companies.

After considering all of the above factors together, the Committee and the independent directors determined in January 2011 to award Mr. Fairbank $6.5 million in restricted stock units for the Company’s and his performance in 2010.

CEO Compensation by Performance Year

Below is a table showing Mr. Fairbank’s equity awards as they are attributable to the performance years indicated. For 2010, the performance share and the restricted stock unit awards described above are included in the “Stock Awards” column, and the stock option award described above is included in the “Option Awards” column.

Performance Year	Cash Salary	Cash Bonus	Stock Awards	Option Awards	Total Equity Compensation
2010	$0	$0	$9,750,026	$6,500,009	$16,250,035
2009	$0	$0	$7,000,022	$4,000,001	$11,000,023
2008	$0	$0	$0	$17,000,000	$17,000,000

The table above is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table required for purposes of this proxy statement and is therefore not a substitute for the information required in the Summary Compensation Table on page 41.

There are two principal differences between the Summary Compensation Table and the table above:

  The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the restricted stock unit award granted to the CEO in January 2011 for the 2010 performance year, for example, is shown in the table above as 2010 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
  The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.
Additional Pay Elements

As part of the CEO compensation program, the Committee and the independent directors also approved certain other programs intended to support Mr. Fairbank’s productivity and well-being. These include:
  Executive term life insurance with a benefit level of $5,000,000;
  The ability to participate in a comprehensive voluntary annual health screening;
  Office supplies and other maintenance for Mr. Fairbank’s home office;
  The use of a driver who also provides for Mr. Fairbank’s personal security; and
  The monitoring and maintenance of an electronic home security system.
Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 40. There are no other perquisites provided to Mr. Fairbank by the Company that constitute additional compensation.

2011 CEO Compensation Decisions

The Committee and the independent directors determined that the compensation structure utilized in 2009 and 2010 remained appropriate for Mr. Fairbank in 2011 given that the compensation program is comprised entirely of equity-based vehicles, is at-risk based on the Company’s and Mr. Fairbank’s performance, aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the Company’s executive compensation goals and principles.

In January 2011, the Committee and the independent directors granted to Mr. Fairbank a performance share award under which he may receive from 0% to 200% of a target number of 82,851 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2011 through December 31, 2013. Mr. Fairbank also received a grant of 608,366 nonstatutory stock options at an exercise price of $48.28 per share (which was the fair market value of the Company’s common stock on the grant date). The Committee also determined that Mr. Fairbank will have an opportunity to be awarded restricted stock units in late 2011 or early 2012 based on the Committee’s evaluation of the Company’s performance in 2011 relative to the same financial, operating, safety and soundness and strategic factors described above under “Restricted Stock Unit Award.” The Committee and the independent directors will have absolute discretion to determine whether to make this grant, as well as to determine the value of the grant relative to the target value of $4.0 million.

The terms of each of these awards are substantially similar to the terms described above under “2010 Compensation Decisions,” except for the following updates for 2011:
  The performance share and stock option awards are subject to clawback provisions as described below under “Clawbacks” on page 38;
  The stock option award is also subject to stock retention requirements as described below under “Stock Ownership and Retention Requirements” on page 37; and
  The number of shares issued under any performance share award will generally be reduced by 50% if the Company’s CROATA is less than or equal to zero, no matter how well it compares against our peers in the KBW index, according to the chart below.

			Relative CROATA
		≥ 80th Percentile	50th Percentile	< 20th Percentile
Capital One CROATA	> 0%	200%	100%	0%
	≤ 0%	100%	50%	0%

Named Executive Officer Compensation

Goals and Principles

As with the CEO, the Committee seeks to compensate the NEOs in a manner that encourages the creation of long-term stockholder value as well as the delivery of consistent, strong short-term results. The Committee annually reviews and recommends to the independent directors the compensation structure for all of our executive officers, including those who are ultimately reported as NEOs. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities and contributions expected from each NEO in the future as well as the recommendations of the CEO, including his assessment of each NEO’s performance. In determining 2010 NEO compensation, the Committee also considered the specific factors discussed below. Final decisions regarding NEO compensation are made by the independent directors.

2010 NEO Compensation Decisions

As noted above, in 2010 the Committee designed the NEO compensation program to be more in line with the Company’s pay-for-performance philosophy than was permitted under EESA. The pay mix was shifted from the elements and proportions prescribed by EESA for our 2009 compensation program to make base salary a smaller portion of total target compensation for 2010, with a higher proportion of pay provided in various equity-based vehicles. The Committee believes the new pay mix serves to balance stockholder interests while effectively rewarding and motivating key talent. Cash bonuses are not included in the 2010 NEO compensation program.

Based on the above framework, the Committee and the independent directors then determined the 2010 total target compensation for each NEO by considering the following factors:
  Each NEO’s performance relative to the Company’s strategic objectives;
  Capital One’s historical performance;
  The role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience and tenure, and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results);
  Appropriate internal pay differentials and the desire to foster teamwork and collaboration;
  Historical pay levels and compensation realized;
  Available role-specific market compensation data from peer comparator companies;
  Available information on the structure of compensation packages for senior executives at peer comparator companies;
  Market trends in executive compensation (for example, current rates of pay and the prevalence and types of incentive vehicles); and
  The overall structure of the compensation program.
Base Salaries

For the 2010 performance year, NEO base salaries were reduced from their 2009 levels. In addition, for 2010 the Committee chose to defer a significant portion of each NEO’s base salary until the end of the year. Rather than award each NEO a base salary entirely in cash, the 2010 base salary for NEOs was delivered in a mix of cash (approximately 20% of total target compensation and subject to a $1 million cap) and restricted stock units that settled in cash on December 31, 2010 (approximately 15% of total target compensation). In this way, the 2010 compensation program further deferred cash compensation for each NEO and placed it at risk to the performance of the Company’s stock price for the entire performance year.

In January 2010, the Committee and the independent directors approved 2010 base salaries for the NEOs, including the portion of base salary delivered as restricted stock units, ranging from $1,540,000 to $2,268,000. Individual details for each NEO are provided in the table below showing compensation by performance year.

Incentive Awards

In addition to base salary, in January 2011 the Committee determined to award each NEO various equity-based incentive awards as a reward for Company and individual performance in 2010.

Restricted Stock Unit Awards

In January 2011, the Committee and the independent directors approved awards of restricted stock units for the NEOs ranging from $1,155,000 to $1,701,000, representing a payout at 175% of the target award values established by the Committee in January 2010. Individual details for each NEO are provided in the table below showing compensation by performance year. The Committee and the independent directors determined that these awards were appropriate in light of the Company’s performance as described under “Introduction” on page 25 and the other Company performance factors described above in connection with the CEO’s award of restricted stock units.

Equity Incentive Awards

In January 2011, the Committee and the independent directors awarded various equity incentive awards to the NEOs for the 2010 performance year. At Capital One, equity incentive awards are linked to performance in two ways:
  The size of the award is based on each NEO’s individual performance rating for the year just completed; and
  The ultimate value of the award is dependent on Capital One’s performance over time.
Equity incentive awards are designed to emphasize elements that are of particular importance to Capital One given the Company’s unique goals and continually evolving business strategies and objectives. In determining the actual amounts to be awarded to each NEO, the Committee considered each NEO’s contribution to the Company’s strategic accomplishments as described under “Introduction” on page 25 as well as the individual performance of each NEO. The Committee also received input from the CEO on his assessment of each NEO’s individual performance and his recommendations for compensation of the NEOs.

The equity incentive awards consisted of stock option, restricted stock and performance share awards. The terms of the stock option and performance share awards are substantially similar to the terms of the CEO’s stock option and performance share awards described under “2011 CEO Compensation Decisions,” except that the NEO stock options vest ratably in one-third increments starting on the first anniversary of the grant date. Shares subject to the restricted stock awards cannot be sold or transferred until the first anniversary of the grant date and continue to vest in one-third increments until the third anniversary. The restricted stock awards are also subject to clawbacks and holding requirements as discussed below under “Other Aspects of Executive Compensation” on page 37.

Mr. Perlin, the Company’s Chief Financial Officer, was awarded 93,080 nonstatutory stock options, 33,555 shares of restricted stock and a target amount of 10,738 performance shares with a total grant date value for all three awards of $3,240,000. This amount was at the target award value established by the Committee in January 2010. The Committee determined to grant these awards based in part upon Mr. Perlin’s management of the Company’s balance sheet throughout 2010. The Committee specifically considered the Company’s capital ratios and funding levels throughout 2010.

Ms. Carter, President, Banking, was awarded 71,821 nonstatutory stock options, 25,891 shares of restricted stock and a target amount of 8,286 performance shares with a total grant date value for all three awards of $2,500,000. This amount was at the target award value established by the Committee in January 2010. Throughout 2010, Ms. Carter was responsible for managing the Company’s banking business and has been devoted to building Capital One’s national bank while maintaining the Company’s commitment to local banking and serving the communities in which we do business. In 2010, Ms. Carter was particularly focused on overseeing initiatives to improve the Company’s banking infrastructure and the rebranding of Chevy Chase Bank branches to Capital One Bank to position the Company for further success in its consumer and commercial banking businesses.

Mr. Schnall, the Company’s Chief Risk Officer, was awarded 64,352 nonstatutory stock options, 23,199 shares of restricted stock and a target amount of 7,424 performance shares with a total grant date value for all three awards of $2,240,000. This amount was at the target award value established by the Committee in January 2010. Mr. Schnall was essential to developing the Company’s rigorous credit risk management strategies, which resulted in the overall superior performance of the Company’s credit card business in 2010 and significant reductions in charge-offs across the Company’s businesses.

Mr. Schneider, President, Card, was awarded 72,683 nonstatutory stock options, 26,202 shares of restricted stock and a target amount of 8,385 performance shares with a total grant date value for all three awards of $2,530,000. This amount was slightly above the target award value established by the Committee in January 2010. The Committee determined that an award above the target value was appropriate given the superior performance of the Company’s credit card business. In particular, the Committee noted the industry-leading return on assets delivered by the credit card business in 2010 as well as progress made on partnerships and achievements in servicing.

NEO Compensation by Performance Year

The table below shows actual NEO compensation as it is attributable to the performance year indicated.

Name	Performance	Cash	Cash	Stock	Option	Total Base and Equity
	Year	Salary	Bonus	Awards (1)	Awards	Compensation
	2010	$1,000,000	$0	$5,107,429	$1,101,600	$7,209,029
Gary L. Perlin	2009	$3,175,000	$0	$1,360,720	$0	$4,535,720
	2008	$900,000	$0	$4,210,038	$1,333,265	$6,443,303

	2010	$1,000,000	$0	$3,712,506	$850,000	$5,562,506
Lynn A. Carter	2009	$2,625,000	$0	$1,125,009	$0	$3,750,009
	2008	$662,500	$0	$3,374,183	$1,120,310	$5,156,993

	2010	$1,000,000	$0	$3,222,424	$761,600	$4,984,024
Peter A. Schnall	2009	$2,350,000	$0	$1,207,173	$0	$3,557,173
	2008	$615,833	$0	$2,893,193	$953,654	$4,462,680

Ryan M. Schneider	2010	$1,000,000	$0	$3,364,826	$860,200	$5,225,026

(1)	For 2010, amounts shown include restricted stock unit portion of base salary granted in January 2010 and restricted stock unit, restricted stock, and performance share awards granted in January 2011.

This table is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table required for purposes of this proxy statement and is therefore not a substitute for the information required in the Summary Compensation Table at page 41.

There are two principal differences between the Summary Compensation Table and the above table:
  The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the restricted stock units, stock options, restricted stock and performance shares granted in January 2011 for the 2010 performance year, for example, are shown in the above table as 2010 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
  The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.
Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2010, these included the following:
  The ability to participate in a comprehensive voluntary annual health screening;
  Executive term life insurance with a benefit level of approximately $5 million;
  An automobile lease; and
  The monitoring and maintenance of an electronic home security system.
In addition, Mr. Perlin and Ms. Carter each occasionally has been provided limited personal use of the corporate aircraft.

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 40.

2011 NEO Compensation Decisions

For 2011, the Committee and the independent directors approved an NEO compensation program that is substantially similar to the 2010 program. The plan consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time and risk horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness and encourage appropriate risk-taking.

Criteria and Process for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to the CEO and the NEOs. The Committee relies on a range of objective data including Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends and other relevant points of information to inform its business judgment.

Use of Outside Consultants for CEO Compensation

The Committee engages a consultant from Frederic W. Cook & Co., Inc. (the “Consultant”) to assist in the design of the CEO compensation program. The Consultant assists the Committee in a number of ways, including proposing and evaluating a peer comparator group, gathering relevant compensation data from the peer comparator companies, discussing relevant market trends and context and developing recommendations on possible plan designs. Please see the discussion under “Compensation Committee” in the “Governance of Capital One” section on page 9 for additional information about the Consultant.

Use of Outside Consultants for NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations to the Committee for the NEOs. The Human Resources department typically uses multiple surveys as sources of market compensation data. The Consultant also provides additional market reference points that the Committee and the independent directors use when evaluating NEO compensation. Other outside consultants provide information to the Human Resources department regarding market practices and trends and research reports, and provide subject matter expertise on specific concepts and technical issues related to executive compensation. However, these outside consultants do not recommend either the form or amount of compensation that is to be paid to the NEOs. The Human Resources department is responsible for analyzing the information obtained from the consultants and presenting it to the CEO. The CEO then considers all of the information provided by the Human Resources department and the Chief Human Resources Officer and makes his compensation recommendations to the Committee and the independent directors.

Neither the CEO nor the Human Resources department has a contractual arrangement with any compensation consultant to determine or recommend compensation programs for the NEOs. The Consultant is present at Committee meetings during which CEO and NEO compensation is discussed and provides market data as well as an outsider’s perspective regarding CEO and NEO compensation practices. The Consultant has no other engagement with, and performs no other services for, Capital One besides the services described above.

Market Data

The Committee reviews pertinent data from a group of peer comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with whom Capital One competes for business and for executive talent.

The Consultant plays a lead role in evaluating the peer comparator group on an annual basis. Each year, the Consultant presents a comprehensive report to the Committee that highlights size, scope and performance information from the peer comparator companies across a variety of metrics. The Committee specifically considers the Company’s percentile rank versus peer comparator companies across the following metrics:
  Revenue;
  Assets;
  Market capitalization;
  Net income;
  Diluted earnings per share growth;
  Return on average assets;
  Return on average equity;
  Asset growth; and
  Total stockholder return.

After reviewing this information, the Committee recommends a final peer comparator group to the independent directors for approval. The peer comparator group is adjusted each year, as appropriate, so that the size, scope, performance and business focus of the peer comparator companies reflect Capital One’s competitive environment. The peer comparator group was significantly adjusted in 2009 due to considerable consolidation within the previous peer comparator group, caused by the recent turmoil in the financial sector, and this group was used for benchmarking and analysis when the Committee approved the 2010 compensation programs and target award values. With consolidation and economic turmoil subsiding in 2010, the Committee determined to maintain the same peer comparator group for purposes of designing the 2011 compensation programs. The following peer comparator group was approved in July 2010:

American Express	Fifth Third Bancorp	Regions Financial

Bank of America Corporation	J.P. Morgan Chase	SunTrust Bank

BB&T Corporation	KeyCorp	U.S. Bancorp

Citigroup	PNC Financial Services	Wells Fargo & Company

As of December 31, 2010, Capital One was positioned at or near the median of the 12-company peer comparator group in terms of total assets, revenues and net income. For 2010, the Company ranked second among the peer comparator group in return on tangible equity and cash return on tangible assets.

Typically, compensation data from the peer comparator group is used to inform the Committee’s determination of the total compensation target values for the CEO and the NEOs, although peer comparator group information has been of limited utility in recent years due to changing practices during and after the time that peers were subject to restrictions under the Troubled Asset Relief Program.

Tally Sheets

In addition to considering market data from our peer comparator group (when available), the Committee also considers information contained on total compensation tally sheets for the CEO and each NEO. The tally sheets summarize multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets are just one point of information used by the Committee in the process of determining CEO and NEO compensation. They help the Committee to understand the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s accumulated equity value. The tally sheets also help the Committee to assess the potential downstream consequences of its decisions, such as the potential value to be received by the CEO and each NEO upon separation due to a change of control, retirement or other termination scenarios.

Other Compensation Arrangements

Pension and Non-Qualified Deferred Compensation Plans

Capital One does not currently have any active pension plans for the CEO or the NEOs. We offer a voluntary, non-qualified deferred compensation plan that restores participating NEOs to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows the NEOs to defer additional pre-tax compensation in order to save for retirement.

Capital One annually reviews programs and practices at our peer comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs. Mr. Perlin, Ms. Carter, Mr. Schnall and Mr. Schneider each participated in Capital One’s Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”) in 2010. Details of the Plan can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” in the “Named Executive Officer Compensation” section on page 51.

Employment Agreements

Capital One typically does not enter into employment agreements with the NEOs in order to maintain maximum flexibility in establishing separation terms at the appropriate time and considering then current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so for exceptional circumstances in the past. For example, the Committee and the independent directors approved employment agreements for the NEOs documenting the 2009 NEO compensation program because such agreements were appropriate and desirable under EESA. These agreements terminated on February 28, 2010.

Change of Control Agreements

Each of the NEOs and the CEO is a party to an agreement providing certain benefits if their employment terminates in connection with a change of control. The Committee determined that such agreements were appropriate based on their prevalence within the banking and financial services industry and given the dynamic nature of merger and acquisition activity among these institutions.

The change of control agreements define compensation and benefits payable to the CEO and the NEOs in certain merger and acquisition scenarios, giving them some degree of certainty regarding their individual outcomes in these circumstances. The Committee believes these agreements allow the CEO and the NEOs to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing the CEO and each NEO with an incentive to remain in their leadership roles up to and beyond the transaction date. The CEO and the NEOs are only entitled to benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market practice in the banking and financial services industry. This is designed so that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. It also supports our ability to attract and retain talented executives by providing them with a competitive level of benefit.

Projections of potential payouts to the CEO and the NEOs under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. While the potential change of control payouts do not necessarily impact annual decisions on CEO and NEO pay, reviewing this information allows the Committee to fully understand the downstream implications of its decisions and the resulting impact to the Company and its stockholders.

Our change of control agreements for the CEO and the NEOs provide for excise tax “gross-up” payments in certain circumstances. On March 1, 2011, Capital One delivered notice to the CEO and the NEOs that their current change of control agreements would not be renewed. The Committee and the independent directors also approved a new form of change of control agreement to be used after March 1, 2011, for new hires, promotions and renewals which does not provide for an excise tax gross-up. Accordingly, all change of control agreements providing for a potential excise tax gross-up after a change of control will expire by April 2014, to be replaced with the new form of agreement that does not provide for an excise tax gross-up.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement with the Company other than a change of control agreement as described above. If an NEO separates from Capital One, he or she is entitled to receive the amounts set forth in the Company's Executive Severance Plan, which provides for a payment of up to 30% of the NEO’s current target total compensation plus standard health, welfare and outplacement services. The Committee may exercise its business judgment in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks and the NEO’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit the Company’s customers or employees. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product. For additional information, please see “Restrictive Covenants” in the “Named Executive Officer Compensation” section on page 53. Each of the NEOs also has a change of control agreement as described above. Upon retiring from the Company, all employees are entitled to receive certain retiree medical benefits.

Other Aspects of Executive Compensation

Stock Ownership and Retention Requirements

Consistent with their responsibilities to our stockholders, the CEO and the NEOs are required to maintain a significant financial stake in the Company. To this end, the CEO and the NEOs must own shares of Capital One stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary Multiple
CEO	5X
NEOs and other Executive Officers	3X

Given that the CEO’s compensation program does not include a base salary, his ownership requirement is based on a notional salary established by the Committee and the independent directors, which is currently $1,000,000.

Ownership requirements may be fulfilled using the following shares:
  Shares owned without restriction;
  Unvested restricted stock;
  Shares acquired through the Associate Stock Purchase Plan (“ASPP”); and
  Shares owned through Capital One’s 401(k) Plan.
The Committee annually reviews the guidelines and monitors the CEO’s and the NEOs’ compliance with them. New executive officers are given two years from the date of promotion to or appointment as an executive officer to comply with these requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The CEO and the NEOs are currently in compliance with this requirement.

In addition, beginning in January 2011, the Company implemented stock retention requirements for certain equity awards made to the CEO and the NEOs. Throughout each executive’s term of employment with Capital One, and for all shares that are acquired during the one-year period following termination of employment, each executive must hold 50% of the after-tax net shares acquired under the stock option and restricted stock awards for one year. These stock ownership and retention requirements apply to all of our executive officers.

All of Capital One’s executive officers are prohibited from engaging in hedging transactions in Capital One stock and from using their Capital One stock as collateral for margin loans.

Clawbacks

Beginning in January 2011, the Company included recoupment, or “clawback,” provisions in certain equity awards made to the CEO and the NEOs. The clawback provisions allow the Company to recover equity compensation in the event of a financial restatement or executive misconduct as follows:
  Each of the performance share awards to the NEOs for 2010 performance, as well as to the CEO for 2011 performance, includes a clawback that is triggered in the event of a financial restatement by the Company within three years of the vesting of the award if the executive would have been entitled to fewer shares on the vesting date as a result of the restatement; and
  Each of the restricted stock, stock option and performance share awards to the NEOs for 2010 performance, as well as stock option and performance share awards to the CEO for 2011 performance, includes a clawback that is triggered if the executive commits misconduct applicable to all shares or options that vested within the year prior to the misconduct.
The clawback provisions are designed to recoup the shares awarded to the executive or, in the event the executive has sold or otherwise transferred the shares, the net proceeds from that sale or transfer.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual incentive awards are approved by the Committee and the independent directors at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock or stock options other than annual incentive awards, usually in connection with hiring a new executive officer. For a newly hired executive officer, the date of grant is the later of the date of Committee approval or the executive’s start date. The Committee has delegated authority to the CEO to award restricted stock to newly hired executives who are not executive officers, unless the target value of such award is in excess of $1 million. These awards are granted quarterly in the first month following the end of each fiscal quarter (January, April, July and October), and the grant date must be after the executive’s start date. The Committee reviews all grants made by the CEO in each quarter at the next regularly scheduled meeting following the grant date.

With respect to awards of stock options, the exercise price is always the Fair Market Value of the Company’s stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, as amended and restated, Fair Market Value is equal to the closing price of the Company’s common stock on the date of grant.

The Company does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set to a date that is prior to the date of Committee approval.

Tax, Accounting and Regulatory Considerations

The Committee carefully considers the tax and regulatory impact of its compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax-deductible manner. However, it is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation philosophy.

With respect to the CEO and the NEOs (other than the Chief Financial Officer), Section 162(m) of the Internal Revenue Code allowed a federal tax deduction for compensation paid to the executive that is $1 million or less. For amounts in excess of $1 million, a deduction is allowed if that compensation could be classified as “performance-based.” The Company’s 2004 Stock Incentive Plan (the “Plan”), as amended and restated, provides for the establishment of specific performance thresholds to be tied to equity-based awards in order to qualify these incentive awards as “performance-based.” Historically, the Committee would establish annual performance thresholds to provide for deductibility over the $1 million limit for incentive compensation paid to the CEO and the NEOs.

The award of stock options and performance shares to the CEO in 2010 were deductible as “performance-based” compensation. Restricted stock granted to the NEOs in January 2010 was not deductible as “performance-based” compensation, as no additional performance thresholds were applied to the awards as criteria for vesting. However, in January 2010, the Committee and the independent members did establish a performance threshold that the Company had to meet in order to award restricted stock and restricted stock units that are part of the 2010 NEO and CEO compensation programs awarded in January 2011. The Company had to achieve positive earnings per share (“EPS”) on continuing operations, less extraordinary items, for the 2010 fiscal year, or the CEO would not receive his restricted stock unit award and the NEOs would not receive their restricted stock and restricted stock unit awards. The Plan allows for certain extraordinary items to be excluded from the EPS calculation, including, among other things, asset write-downs, reorganization and restructuring programs, mergers, acquisitions or divestitures, and the effect of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reported results. The Company’s EPS on continuing operations for 2010 was positive, and therefore the awards were made in January 2011 and are expected to be deductible as “performance-based” compensation.

SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION

The Summary Compensation Table below provides information concerning compensation for the fiscal years ended December 31, 2010, 2009 and 2008 for the CEO and the NEOs.

As discussed under “Chief Executive Officer Compensation” in the “Compensation Discussion and Analysis” section on page 28, the CEO receives 100% of his compensation in equity-based awards. Amounts shown in the table below for the CEO for 2010 represent stock option and performance share awards granted in January 2010 that are designed to provide an incentive to focus on longer term performance. Amounts shown in the “Stock Awards” column for 2010 also include an award of restricted stock units granted to the CEO in January 2010 for the 2009 performance year.

As discussed under “Named Executive Officer Compensation” in the “Compensation Discussion and Analysis” section on page 32, the Committee and the independent directors adopted a new compensation program for the NEOs in January 2010. Under the 2010 compensation program, base salary comprised approximately 35% of NEO total target compensation. Each NEO received a portion of his or her 2010 base salary paid in cash throughout the year and a portion delivered in restricted stock units that were granted in January 2010 and settled in cash at the end of 2010. For the NEOs, amounts shown in the “Stock Awards” column for 2010 in the table below also include restricted stock awards that were granted in January 2010 for the 2009 performance year. These restricted stock awards were granted under the 2009 compensation program and designed to comply with the requirements of EESA. The NEOs were not eligible for annual cash bonuses in 2010.

Amounts paid to the CEO and the NEOs in 2010 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation.” The details of these program amounts are provided in the footnotes.

Please see the footnotes to the table below for an additional explanation regarding compensation attributable to each performance year. Further information on the timing of awards under the 2010 compensation programs for the CEO and the NEO can be found under “Compensation Components” in the “Compensation Discussion and Analysis” section on page 27.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary (3)	Bonus (4)	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Richard D. Fairbank (1) Chairman, CEO and President	2010	$0	$0	$8,250,029	$6,500,009	$0	$9,013	$100,637	$14,859,688
	2009	$0	$0	$2,000,019	$4,000,001	$0	$10,560	$76,785	$6,087,365
	2008	$0	$0	$0	$0	$0	$0	$68,344	$68,344

Gary L. Perlin (2) Chief Financial Officer	2010	$1,000,000	$0	$2,628,749	$0	$0	--	$292,402	$3,921,151
	2009	$3,175,000	$0	$4,210,038	$1,333,265	$0	--	$222,807	$8,941,110
	2008	$900,000	$0	$1,819,775	$2,470,743	$0	--	$258,194	$5,448,712

Lynn A. Carter (2) President, Banking	2010	$1,000,000	$0	$1,875,015	$0	$0	--	$255,001	$3,130,016
	2009	$2,625,000	$0	$3,374,183	$1,120,310	$0	--	$659,304	$7,778,797
	2008	$662,500	$0	$677,888	$920,106	$0	--	$778,655	$3,039,149

Peter A. Schnall (2) Chief Risk Officer	2010	$1,000,000	$0	$1,775,197	$0	$0	--	$201,415	$2,976,612
	2009	$2,350,000	$0	$2,893,193	$953,654	$0	--	$156,015	$6,352,862
	2008	$615,833	$0	$1,016,588	$1,379,961	$0	--	$185,372	$3,197,754

Ryan M. Schneider (2) President, Card	2010	$1,000,000	$0	$1,750,745	$0	$0	--	$200,352	$2,951,097

(1)	Mr. Fairbank’s compensation for 2010 consisted of stock option, performance share and restricted stock unit awards, in addition to certain perquisites. Mr. Fairbank received a portion of his total compensation for 2010 in January 2010 (stock option and performance share grants), which is reflected in the table above for 2010. Mr. Fairbank received the final portion of his compensation for 2010 in January 2011 (restricted stock unit grant), which is not included in the table above. His compensation for 2009 included a restricted stock unit award granted in January 2010, which is included in the table above for 2010. See “CEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 30 for more information.

(2)	NEO compensation for 2010 consisted of base salary, restricted stock, stock options, performance shares and two grants of restricted stock units (one representing a portion of base salary), in addition to certain perquisites. The restricted stock units attributable to base salary are included in the table above for 2010, however the other equity-based awards for 2010 performance were granted in January 2011 and are not included in the table above. The restricted stock awarded to each NEO for 2009 performance was granted in January 2010 and is included in table above for 2010. See “NEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 34 for more information.

(3)	Because changes for the 2010 base salary were effective as of March 1, 2010, a portion of the Salary for 2010 reflected in this column represents salary paid at the higher 2009 rate. The cash portion of base salary for any NEO in 2010 was limited to $1 million, and the remaining portion of base salary for 2010 was delivered in restricted stock units as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 32.

(4)	NEOs were not eligible for annual cash bonus awards for 2009 or 2010 performance. Prior to 2009, bonuses were awarded based on a combination of Company and individual performance factors. For 2008, the independent directors determined not to award annual cash bonuses.

(5)	The amounts shown in this column for 2010 represent the grant date value of stock awards (including restricted stock, performance shares, stock options and restricted stock units) granted to the CEO and the NEOs in 2010, calculated in accordance with rules governing disclosure in the proxy statement. The CEO received a performance share award, stock options and restricted stock units in 2010, while the NEOs received restricted stock and restricted stock units (representing a portion of base salary) in 2010. The grant date value of performance shares included in this column for Mr. Fairbank assumes a payout at the target performance level of $3,250,026. The grant date value of the performance share award at maximum performance would be $6,500,052. For additional information, see the Grants of Plan-Based Awards Table below.

(6)	The amounts shown in this column for 2010 represent the grant date value of stock options granted to the CEO in 2010, calculated in accordance with rules governing disclosure in the proxy statement. For information on the valuation assumptions of these awards, refer to footnote 3 to the Grants of Plan-Based Awards Table in this proxy statement.

(7)	The amounts shown in this column represent the change in the actuarial present value of the accumulated pension benefits for Mr. Fairbank under the Cash Balance Pension Plan and the Excess Cash Balance Plan. The interest crediting rate for the Cash Balance Pension Plan changes annually based on the average yield of five-year Treasury Securities for the preceding 12 months. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate.

(8)	All other compensation consists of the following on a per executive basis:

Named Executive Officer	Auto Allowance (a)	Corporate Aircraft	Health Screening	Driver and Security		Dividends on Unvested Restricted Stock	Defined Contribution Company Contribution (b)	Insurance (c)
Richard D. Fairbank	$0	$0	$2,341	$48,886	(d)	$27,360	$0	$22,050

Gary L. Perlin	$14,973	$3,606	$0	$0		$38,833	$215,250	$19,740

Lynn A. Carter	$6,176	$39,950	$4,200	$6,419	(e)	$28,006	$156,450	$13,800

Peter A. Schnall	$17,002	$0	$0	$1,621	(f)	$25,842	$151,125	$5,825

Ryan M. Schneider	$15,321	$0	$4,300	$8,160	(f)	$21,831	$146,582	$4,158

(a)	The value attributable to personal use of a Company-provided automobile. The program was eliminated for Mr. Fairbank in 2007. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount.

(b)	Company contributions under qualified and non-qualified deferred compensation programs and other supplemental executive retirement benefits.

(c)	Represents life insurance premiums paid on behalf of the executives.

(d)	Includes cost attributable to personal use of a driver who also provides for Mr. Fairbank’s personal security ($46,417) and aggregate cost to the Company for home security services ($2,469) for Mr. Fairbank. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount for personal security.

(e)	Includes cost attributable to personal use of a driver ($3,898) and aggregate cost to the Company for home security services ($2,521) for Ms. Carter. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount for the driver.

(f)	Includes aggregate cost to the Company for home security services.

2010 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards table provides details on equity incentive plan awards, stock options, restricted stock and restricted stock unit awards granted in 2010.

In 2010, the CEO and the NEOs were not eligible for annual cash incentive awards or other non-equity incentive plan awards.

The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s equity-based incentive awards to the CEO and the NEOs.

For the CEO in 2010, these awards are comprised of performance share and stock option awards made in January 2010 that are designed to provide an incentive to focus on longer term performance and a restricted stock unit award granted in January 2010 for 2009 performance.
  The stock options become exercisable after three years and expire in ten years.
  The performance shares will be paid based on the Company’s relative cash return on average tangible assets over the 3-year period from January 1, 2010 through December 31, 2012 relative to the KBW Bank Sector index, excluding custody banks (see “2010 CEO Compensation Decisions” in the “Compensation Discussion and Analysis” section on page 28 for more details on the performance share award). Dividends accrued on the performance shares will be paid out as additional shares on the date the performance share award is settled.
  The restricted stock units vest in full after three years and settle in cash based on the average closing price of the Company’s common stock for the 20 trading days preceding the vesting date. Dividend equivalents are paid on unvested restricted stock units at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.
For the NEOs in 2010, the awards are comprised of restricted stock and restricted stock unit awards. Restricted stock was awarded to each NEO in January 2010 and was awarded for the 2009 performance year. Restricted stock units were awarded to each NEO in January 2010 as a portion of base salary as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 32.
  The restricted stock awards vest in three equal annual installments beginning one year after the date of grant, contingent on continued employment. Dividends are paid on unvested restricted stock at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.
  The restricted stock unit awards vested in full on December 31, 2010, and settled in cash based on the average closing price of the Company’s common stock for the 20 trading days preceding the vesting date.

2010 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date (1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Richard D. Fairbank Chairman, CEO and President	1/27/2010	88,920	177,840	--	--	--	$3,250,026
	1/27/2010	--	--	--	559,333	$36.55	$6,500,009
	1/27/2010	--	--	136,799	--	--	$5,000,003

Gary L. Perlin Chief Financial Officer	1/27/2010	--	--	37,229	--	--	$1,360,720
	1/27/2010	--	--	34,693	--	--	$1,268,029

Lynn A. Carter President, Banking	1/27/2010	--	--	30,780	--	--	$1,125,009
	1/27/2010	--	--	20,520	--	--	$750,006

Peter A. Schnall Chief Risk Officer	1/27/2010	--	--	33,028	--	--	$1,207,173
	1/27/2010	--	--	15,541	--	--	$568,024

Ryan M. Schneider President, Card	1/27/2010	--	--	33,125	--	--	$1,210,719
	1/27/2010	--	--	14,775	--	--	$540,026

(1)	Date on which awards were approved by the independent directors.

(2)	Equal to the fair market value of a share of Capital One’s common stock on the date of grant determined on the basis of the closing price as reported by the New York Stock Exchange Composite Transaction Tape.

(3)	The grant date value for each option awarded on January 27, 2010 was calculated using the Black-Scholes method and was based on the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Life
37.60%	2.48%	1.49%	5 Years

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard D. Fairbank Chairman, CEO and President	0	$0	0	$0

Gary L. Perlin Chief Financial Officer	54,000	$1,388,880	103,694	$3,994,025

Lynn A. Carter President, Banking	0	$0	72,973	$2,864,327

Peter A. Schnall Chief Risk Officer	77,118	$1,584,172	60,666	$2,315,891

Ryan M. Schneider President, Card	60,646	$1,353,782	47,869	$1,836,055

(1)	The value realized is the net pre-tax value of the shares (market price less the exercise price) received.

(2)	The value realized is the number of shares multiplied by the fair market value of the Company’s common stock on vesting date, which is the closing price as reported by the New York Stock Exchange Composite Transaction Tape.

2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1), (2)						Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)
Richard D. Fairbank Chairman, CEO and President							136,799	(8)	$5,822,165	368,318 (10)	$15,675,614
	3,449,820	(5)	0		$48.54	10/17/2011
	360,000	(6)	0		$56.28	12/14/2013
	566,000	(7)	0		$82.39	12/19/2014
	573,000	(7)	0		$87.28	12/19/2015
	0		594,851	(7)	$76.45	12/10/2016
	1,661,780	(8)	0		$50.99	12/9/2017
	0		970,403	(8)	$18.28	1/28/2019
	0		559,333	(8)	$36.55	1/26/2020

Gary L. Perlin Chief Financial Officer							154,562	(9)	$6,578,159	147,737 (13)	$6,287,687
	100,000	(6)	0		$48.73	7/28/2013
	24,500	(6)	0		$56.28	12/14/2013
	77,220	(6)	0		$78.71	3/14/2015
	83,510	(6)	0		$88.81	3/2/2016
	122,450	(6)	0		$76.79	3/1/2017
	166,378	(6)	83,192	(6)	$48.95	2/20/2018
	53,815	(6)	215,636	(6)	$18.28	1/28/2019

Lynn A. Carter President, Banking							116,208	(9)	$4,945,812	108,417 (14)	$4,614,228
	102,583	(6)	0		$74.72	4/25/2017
	61,959	(6)	30,981	(6)	$48.95	2/20/2018
	90,595	(6)	181,193	(6)	$18.28	1/28/2019

Peter A. Schnall Chief Risk Officer							110,811	(9)	$4,716,116	98,256 (15)	$4,181,775
	38,046	(5)	0		$48.54	10/17/2011
	75,824	(12)	0		$49.07	12/12/2011
	1,463	(11)	0		$68.33	12/12/2011
	1,268	(11)	0		$78.82	12/12/2011
	1,158	(11)	0		$86.27	12/5/2012
	32,724	(6)	0		$56.28	12/14/2013
	1,298	(11)	0		$76.96	12/14/2013
	45,760	(6)	0		$78.71	3/14/2015
	48,340	(6)	0		$88.81	3/2/2016
	73,850	(6)	0		$76.79	3/1/2017
	92,925	(6)	46,465	(6)	$48.95	2/20/2018
	0		154,239	(6)	$18.28	1/28/2019

Ryan M. Schneider President, Card							92,664	(9)	$3,943,780	77,449 (16)	$3,296,229
	6,013	(11)	0		$77.28	12/12/2011
	971	(11)	0		$82.84	12/12/2011
	1,597	(11)	0		$83.96	12/12/2011
	834	(11)	0		$84.62	12/12/2011
	142	(11)	0		$83.96	12/5/2012
	1,238	(6)	0		$84.62	12/5/2012
	1,155	(6)	0		$77.28	12/14/2013
	5,056	(6)	0		$78.24	12/14/2013
	2,210	(6)	0		$82.10	12/14/2013
	945	(11)	0		$82.30	12/14/2013
	15,650	(6)	0		$78.71	3/14/2015
	17,890	(6)	0		$88.81	3/2/2016
	26,250	(6)	0		$76.79	3/1/2017
	42,466	(6)	21,234	(6)	$48.95	2/20/2018
	0		121,295	(6)	$18.28	1/28/2019

(1)	Option grants generally have time-based vesting schedules and are exercisable upon vesting or earlier upon the optionee’s death, disability, or retirement or upon a change in control of Capital One. They are transferable only to or for the benefit of immediate family members. Option grants awarded on or after December 1, 2005, provide that the options continue to follow the original vesting schedule after the optionee’s retirement.

(2)	The following table details vesting dates for all outstanding equity:

			First Vesting		Second Vesting		Third Vesting
Name	Grant Date	Grant Type	Vesting Date	# of Shares	Vesting Date	# of Shares	Vesting Date	# of Shares
Richard D. Fairbank	10/18/2001	Option Award	10/18/2002	442,935	10/18/2003	442,936	10/18/2004	442,949
	10/18/2001	Option Award	4/22/2004	2,121,000
	12/15/2003	Option Award	12/15/2005	1,776	12/15/2006	1,776
	12/15/2003	Option Award	12/15/2004	120,000	12/15/2005	118,224	12/15/2006	118,224
	12/20/2004	Option Award	12/20/2009	566,000
	12/20/2005	Option Award	12/20/2010	573,000
	12/11/2006	Option Award	12/11/2011	594,851
	12/10/2007	Option Award	12/10/2010	1,661,780
	1/29/2009	Perf Share Award	3/15/2012	95,239
	1/29/2009	Option Award	1/29/2012	970,403
	1/27/2010	Perf Share Award	3/15/2013	88,920
	1/27/2010	Restricted Stock Unit Award	1/27/2013	136,799
	1/27/2010	Option Award	1/27/2013	559,333

Gary L. Perlin	7/29/2003	Option Award	7/29/2004	2,052	7/29/2005	2,052	7/29/2006	2,052
	7/29/2003	Option Award	7/29/2004	31,281	7/29/2005	31,281	7/29/2006	31,282
	12/15/2003	Option Award	12/15/2004	8,166	12/15/2005	8,167	12/15/2006	8,167
	3/15/2005	Option Award	3/15/2006	25,739	3/15/2007	25,740	3/15/2008	25,741
	3/3/2006	Option Award	3/3/2007	27,808	3/3/2008	27,809	3/3/2009	27,893
	3/2/2007	Option Award	3/2/2008	40,816	3/2/2009	40,816	3/2/2010	40,818
	12/10/2007	Perf Share Award	1/26/2011	55,510
	2/21/2008	Restricted Stock Award	2/21/2009	9,295	2/21/2010	9,295	2/21/2011	18,590
	2/21/2008	Option Award	2/21/2009	83,189	2/21/2010	83,189	2/21/2011	83,192
	1/29/2009	Perf Share Award	3/15/2012	28,572
	1/29/2009	Restricted Stock Award	1/29/2010	49,370	1/29/2011	49,371	1/29/2012	49,372
	1/29/2009	Option Award	1/29/2010	107,815	1/29/2011	107,816	1/29/2012	107,820
	1/27/2010	Restricted Stock Award	1/27/2011	12,409	1/27/2012	12,410	1/27/2013	12,410

Lynn A. Carter	4/26/2007	Option Award	4/26/2008	34,194	4/26/2009	34,194	4/26/2010	34,195
	12/10/2007	Perf Share Award	1/26/2011	37,010
	2/21/2008	Restricted Stock Award	2/21/2009	3,462	2/21/2010	3,462	2/21/2011	6,926
	2/21/2008	Option Award	2/21/2009	30,979	2/21/2010	30,980	2/21/2011	30,981
	1/29/2009	Perf Share Award	3/15/2012	24,008
	1/29/2009	Restricted Stock Award	1/29/2010	39,250	1/29/2011	39,250	1/29/2012	39,252
	1/29/2009	Option Award	1/29/2010	90,595	1/29/2011	90,595	1/29/2012	90,598
	1/27/2010	Restricted Stock Award	1/27/2011	10,259	1/27/2012	10,260	1/27/2013	10,261

Peter A. Schnall	10/18/2001	Option Award	4/22/2004	78,046
	12/13/2001	Option Award	12/13/2002	2,038
	12/13/2001	Option Award	12/13/2002	24,595	12/13/2003	24,595	12/13/2004	24,596
	12/15/2003	Option Award	12/15/2004	11,500	12/15/2005	11,500	12/15/2006	9,724
	7/28/2004	Option Award	1/28/2005	1,463
	2/1/2005	Option Award	8/1/2005	1,268
	3/15/2005	Option Award	3/15/2006	15,253	3/15/2007	15,253	3/15/2008	15,254
	2/14/2006	Option Award	8/14/2006	1,158
	3/3/2006	Option Award	3/3/2007	16,097	3/3/2008	16,097	3/3/2009	16,146
	12/20/2006	Option Award	6/20/2007	1,298
	3/2/2007	Option Award	3/2/2008	24,616	3/2/2009	24,616	3/2/2010	24,618
	12/10/2007	Perf Share Award	1/26/2011	35,160
	2/21/2008	Restricted Stock Award	2/21/2009	5,192	2/21/2010	5,192	2/21/2011	10,386
	2/21/2008	Option Award	2/21/2009	46,462	2/21/2010	46,463	2/21/2011	46,465
	1/29/2009	Perf Share Award	3/15/2012	20,437
	1/29/2009	Restricted Stock Award	1/29/2010	33,697	1/29/2011	33,698	1/29/2012	33,699
	1/29/2009	Option Award	1/29/2010	77,118	1/29/2011	77,118	1/29/2012	77,121
	1/27/2010	Restricted Stock Award	1/27/2011	11,009	1/27/2012	11,009	1/27/2013	11,010

Ryan M. Schneider	3/15/2005	Option Award	3/15/2006	5,216	3/15/2007	5,217	3/15/2008	5,217
	7/25/2005	Option Award	1/25/2006	142
	7/25/2005	Option Award	1/25/2006	1,597
	1/26/2006	Option Award	7/26/2006	834
	1/26/2006	Option Award	7/26/2006	1,238
	2/2/2006	Option Award	8/2/2006	971
	3/3/2006	Option Award	3/3/2007	5,957	3/3/2008	5,957	3/3/2009	5,976
	7/27/2006	Option Award	1/27/2007	1,155
	7/27/2006	Option Award	1/27/2007	2,915
	7/27/2006	Option Award	1/27/2007	3,098
	8/7/2006	Option Award	2/7/2007	5,056
	10/26/2006	Option Award	4/26/2007	945
	2/8/2007	Option Award	8/8/2007	2,210
	3/2/2007	Option Award	3/2/2008	8,749	3/2/2009	8,750	3/2/2010	8,751
	12/10/2007	Perf Share Award	1/26/2011	27,760
	2/21/2008	Restricted Stock Award	2/21/2009	3,545	2/21/2010	3,545	2/21/2011	7,090
	2/21/2008	Option Award	2/21/2009	21,233	2/21/2010	21,233	2/21/2011	21,234
	1/29/2009	Perf Share Award	3/15/2012	16,072
	1/29/2009	Restricted Stock Award	1/29/2010	26,223	1/29/2011	26,224	1/29/2012	26,225
	1/29/2009	Option Award	1/29/2010	60,646	1/29/2011	60,646	1/29/2012	60,649
	1/27/2010	Restricted Stock Award	1/27/2011	11,041	1/27/2012	11,042	1/27/2013	11,042

(3)	For option grants made before April 23, 2009, equal to the fair market value of common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape. For option grants made on or after April 23, 2009, equal to the closing price of common stock on the date of grant as reported by New York Stock Exchange Composite Transaction Tape.

(4)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of the year as reported by the New York Stock Exchange Composite Transaction Tape.

(5)	A portion vested two and one half years following the grant date due to achievement of performance criteria that accelerated vesting. The remaining portion vested 33% annually beginning one year following the grant date.

(6)	Vested or vests 33% annually beginning on the first anniversary of the grant date.

(7)	Vested or vests in full on the fifth anniversary of the grant date.

(8)	Vested or vests in full on the third anniversary of the grant date.

(9)	Represents the unvested portions of restricted stock awards granted in 2008, 2009, and 2010. The awards granted in 2008 vest in three annual increments of 25%, 25% and 50% beginning on the first anniversary of the grant date, while the awards granted in 2009 and 2010 vest 33% annually beginning on the first anniversary of the grant date.

(10)	Represents the maximum number of performance shares awarded on January 29, 2009 and January 27, 2010.

(11)	Reload grant that vested in full six months following the grant date.

(12)	A portion vested in full one year following the grant date. The remaining portion vested 33% annually beginning one year following the grant date.

(13)	Represents the maximum number of performance shares awarded on January 29, 2009 and the actual shares awarded (including accrued dividends paid out as additional shares) for the December 10, 2007 performance share award which was certified by the Compensation Committee in January 2011 with a value of $4,373,830.

(14)	Represents the maximum number of performance shares awarded on January 29, 2009 and the actual shares awarded (including accrued dividends paid out as additional shares) for the December 10, 2007 performance share award which was certified by the Compensation Committee in January 2011 with a value of $2,916,160.

(15)	Represents the maximum number of performance shares awarded on January 29, 2009 and the actual shares awarded (including accrued dividends paid out as additional shares) for the December 10, 2007 performance share award which was certified by the Compensation Committee in January 2011 with a value of $2,770,403.

(16)	Represents the maximum number of performance shares awarded on January 29, 2009 and the actual shares awarded (including accrued dividends paid out as additional shares) for the December 10, 2007 performance share award which was certified by the Compensation Committee in January 2011 with a value of $2,187,325.

Pension Benefits

Capital One Programs

Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest credits continue to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP crediting rate changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months (2.1% for 2010). The Excess CBPP interest crediting rate changes monthly based on the Wall Street Journal Prime Rate (3.3% annual average for 2010).

Mr. Fairbank participated in these programs. Mr. Fairbank’s estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2010 are $2,417 and $7,201. These projected benefits assume interest credits under the CBPP to be 3.08% credited quarterly and under the Excess CBPP to be 3.25% credited monthly. Accounts in either plan are distributed after separation from service. Distribution options from the CBPP plan are lump sum, rollover to another qualified plan or personal IRA, or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

2010 Pension Benefits Table

Name and Principal Position	Plan Name (1)	Present Value of Accumulated Benefit (2,3,4)	Payments During Last Fiscal Year
Richard D. Fairbank Chairman, CEO and President	Cash Balance Pension Plan	$23,671	$0
	Excess Cash Balance Plan	$70,702	$0

Gary L. Perlin Chief Financial Officer	-	-	-

Lynn A. Carter President, Banking	-	-	-

Peter A. Schnall Chief Risk Officer	-	-	-

Ryan M. Schneider	-	-	-
President, Card

(1)	In November 1995, Capital One amended the Cash Balance Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)	For the Cash Balance Pension Plan, the interest crediting rate changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months. The effective annual interest rate for 2010 was 2.1%. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate. The effective annual interest rate for 2010 was 3.3%.

(3)	Based on updated SEC guidance on the preferred disclosure method to use for cash balance plans, the amounts shown are the present value of the accrued benefit under the same actuarial assumptions and measurement date used for financial accounting purposes.

(4)	Consistent with the measurement date used for financial disclosure for the pension plans, the amounts for each year are determined as of a December 31, 2010 measurement date.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers its Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) to eligible associates. In 2010, the NEOs could elect to contribute up to 50% of their respective base salaries on a tax-deferred basis. Mr. Perlin, Ms. Carter, Mr. Schnall and Mr. Schneider participated in the program in 2010.

In addition to participant deferrals, Capital One makes matching contributions under the VNQDCP. Company contribution credits are vested immediately when posted to the VNQDCP.

Participants in the VNQDCP have the option to direct their individual deferrals among thirteen different investment offerings made available by the plan: Fidelity Retirement Money Market Portfolio, PIMCO Total Return Fund Institutional, Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, Goldman Sachs Large Cap Value Fund, Northern Small Cap Value Fund, Fidelity Spartan S&P 500 Index Fund, Hartford Mid Cap Fund Y, Fidelity Capital Appreciation Fund, Wells Fargo Advantage Capital Growth Fund, The Hartford Small Company HLS IA Fund, Dodge & Cox International Stock Fund, and Lazard Emerging Markets Equity Portfolio IA. Individual investment returns experienced in 2010 were as follows: Mr. Perlin 13.53% or $228,221, Ms. Carter 11.62% or $98,000, Mr. Schnall 6.20% or $24,202.85 and Mr. Schneider 0.02% or $22.99. Distributions under the VNQDCP may be made to participants according to their respective elected schedule for distribution in accordance with Plan terms. The distribution schedules available under the plan include lump sum and 5, 10 or 15 year annual installments. Distributions occur based upon the following events: termination of employment, retirement, disability, death, in-service distribution election or change of control.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005; no additional participants are permitted to enter the plan and no compensation is taken into account after this date. Messrs. Fairbank, Perlin, Schnall and Schneider participated in the ESP and, as such, returns on these investments are reported for 2010. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants in the ESP have the option to direct their individual investments among the same offerings as the NVQDCP. Individual investment returns experienced in 2010 were as follows: Mr. Fairbank 15.01% or $31,632.53, Mr. Perlin 8.83% or $7,270.47, Mr. Schnall 7.64% or $43,731.84 and Mr. Schneider 0.02% or $24.40.

2010 Non-Qualified Deferred Compensation Table

Name and Principal Position	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)
Richard D. Fairbank	Voluntary Non-Qualified Deferred Compensation Plan	$0	$0	$0	$0
Chairman, CEO and	Excess Saving Plan	$0	$0	$31,633	$242,346
President	2003 Performance Share Award (5)	$0	$0	$1,019,890	$10,285,901

Gary L. Perlin	Voluntary Non-Qualified Deferred Compensation Plan	$11,337	$196,875	$228,221	$1,984,369
Chief Financial Officer	Excess Saving Plan	$0	$0	$7,270	$89,612

Lynn A. Carter President, Banking	Voluntary Non-Qualified Deferred Compensation Plan	$11,026	$149,100	$98,000	$994,126

Peter A. Schnall	Voluntary Non-Qualified Deferred Compensation Plan	$10,864	$132,750	$24,203	$461,988
Chief Risk Officer	Excess Saving Plan	$0	$0	$43,732	$615,981

Ryan M. Schneider	Voluntary Non-Qualified Deferred Compensation Plan	$11,810	$128,100	$23	$164,783
President, Card	Excess Saving Plan	$0	$0	$24	$129,294

(1)	Mr. Fairbank did not receive any cash salary or bonus and therefore did not defer any compensation in 2010 under the VNQDCP. For Mr. Perlin, Ms. Carter, Mr. Schnall and Mr. Schneider, all executive contributions under the VNQDCP were made in the form of base salary deferrals, and are included in the Summary Compensation Table.

(2)	Registrant contributions are also included in the column “Defined Contribution Company Contribution” in footnote 4 to the Summary Compensation Table.

(3)	Includes earnings on total assets in the VNQDC and the ESP.

(4)	All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in prior years for those executives that were named executive officers in such prior years and in the amounts required to be reported pursuant to the then applicable rules. Of these balances, the following amounts were reported in the Summary Compensation Tables in prior year proxy statements beginning with the 2007 proxy statement: Mr. Perlin - $768,345; Ms. Carter - $632,613; Mr. Schnall - $34,156; and Mr. Schneider - not applicable.

(5)	Includes the value of restricted stock units that were granted to Mr. Fairbank in December 2003, subject to Capital One’s earnings per share performance relative to its comparator group over a three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”). On March 2, 2007, the independent directors of the Board of Directors certified, following the end of the Performance Period, the achievement of the performance target. Because the Company ranked in the 76th percentile for the Performance Period relative to the comparator group, Mr. Fairbank acquired the right to receive 241,680 shares of Capital One’s common stock on March 31, 2007. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Similar to other deferred compensation, Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2010.

Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that the CEO and the NEOs could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of the CEO or any NEO cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted plans providing certain standards governing CEO and NEO separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition as well as to provide competitive benefits to senior executives.

The Compensation Committee reviews each executive officer’s separation on a case by case basis and exercises its business judgment, with the approval of the independent directors, to customize the terms of such separations in consideration of the relevant circumstances, including:
  The reasons for the separation;
  Market competitive practices for comparable separation scenarios;
  Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally and preserving its ability to recruit highly talented executives;
  The executive’s tenure and contributions to the Company’s success;
  The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s employees or customers; and
  The resulting impact of the separation terms on the Company and its stockholders.
Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product, as described below.

Non-Competition Agreement

Under Capital One’s Non-Competition Agreement program, NEOs may be restricted as to what services they may provide for new employers following separation from Capital One, typically for a period of up to two years. In recognition of these restrictions, the agreement calls for payments to be made to the NEO when restrictions are enforced under certain circumstances.

For 2010, potential payments following termination under the Non-Competition Agreement are 15% of the NEO’s target total compensation for each year of enforcement and eighteen months of subsidized health insurance premiums under COBRA if the NEO elects such coverage. In the case of the NEO’s involuntary termination, the payments are made in two lump sums, the first following termination and the second upon completion of the enforcement period. Payments related to the Non-Competition Agreement are separate from any severance payments that may be made upon the NEO’s departure. However, severance payments are typically offset in part by payments related to the Non-Competition Agreement so that total payment amounts are consistent with program intent.

Confidentiality, Work Product and Non-Solicitation of Employee Agreement

The confidentiality provisions of this agreement state that at all times during and following employment with the Company, the NEO may not use for personal benefit or divulge to others any of Capital One’s confidential information, except as expressly authorized by Capital One or required by applicable law.

The work product provisions of this agreement state that Capital One shall generally own or be assigned ownership of all work product of each NEO. The NEO, upon separation from Capital One, shall return any and all work product to Capital One.

Under the Non-Solicitation of Employee provisions of this agreement, for a period of two years following separation from Capital One, the NEO shall not directly or indirectly solicit or induce any associate of Capital One to leave the Company. This agreement does not provide for any post-termination payments.

Payments under Certain Termination Scenarios

Upon separation from the Company, the NEOs, regardless of the reason for termination, receive certain payments, such as accrued but unused vacation pay and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, all associates have the ability following separation to exercise vested but unexercised options for 90 days or, in limited circumstances, longer than 90 days. All unvested restricted stock awards are forfeited upon separation or, in limited circumstances, will continue to vest according to their original terms. Restricted stock units representing a portion of base salary granted to the NEOs will vest on a pro-rata basis for all separation reasons.

Voluntary Termination

An NEO who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled.

Involuntary Termination Without Cause

An NEO whose employment with Capital One is terminated involuntarily, for performance or job elimination, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan. For 2010, potential payments under the Executive Severance Plan are 30% of total target compensation. If an NEO’s Non-Competition Agreement is enforced, payments under the Executive Severance Plan will be offset by amounts paid under the Non-Competition Agreement, and the NEO will be eligible for (i) an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company, as well as (ii) continued coverage through broad-based and executive life insurance programs, outplacement services and any contractual payments to which the NEO may otherwise have been entitled.

Termination for Cause

An NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any non-competition covenants to which he or she previously agreed.

Payments upon Retirement

As with all executives who are eligible for retirement, the CEO and any NEO who retires from Capital One once eligible may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above); partially subsidized participation in retiree medical coverage (including dependants as applicable); coverage through the executive life insurance program (at a reduced benefit); and any contractual payments to which the NEO or CEO, as applicable, may otherwise be entitled.

As with all executives who are eligible for retirement, for all stock options granted on or before December 1, 2005, the executive has one year from the date of separation to exercise vested but unexercised options. Unvested stock options and restricted stock granted after December 1, 2005, generally continue to vest according to their original terms, and all stock options must be exercised by the earlier of five years from the separation date or the expiration of the option term. Unvested stock options granted on or after January 27, 2010, will also continue to vest according to their original terms and may be exercised until the expiration of the option term.

Change of Control

The CEO and each of the NEOs is a party to an agreement (a “Change of Control Agreement”) that provides for certain payments in the event his or her employment is terminated within two years following a change of control, either involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

In the agreements, a change of control occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group; (ii) certain changes in the majority of the Board of Directors; (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of the stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination; or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One.

Involuntary Termination For Cause

The CEO or an NEO terminated involuntarily for cause following a change of control receives no additional benefits.

Voluntary Termination With Good Reason or Involuntary Termination Without Cause

For 2010, the potential payments that the NEOs could receive under certain termination scenarios are based on a percentage of target total compensation. For the CEO, the potential payments are based on a multiple of his notional salary (as described below). As of December 31, 2010, if a change of control of Capital One occurs, then following a voluntary termination with good reason or involuntary termination without cause, the CEO or an NEO may receive certain benefits as outlined below:

  The CEO will be entitled to receive a lump-sum payment of 2.5 times his current notional salary.
  An NEO will be entitled to receive:
    The cash value, prorated through the date of termination, of the current year’s target annual incentive award, whether in the form of cash or equity-based compensation; and
    112.5% of the highest of (i) the NEO’s current target total compensation, (ii) the NEO’s target total compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year.
  The CEO or an NEO will also be entitled to receive:
    An amount such that after the payment of all income and excise taxes, the CEO or NEO would have been in the same after-tax position as if no excise tax had been imposed, provided that the gross up results in an after-tax benefit of at least 110% of the applicable safe harbor amount (in the event the payments do not meet that threshold, payments are reduced so that no excise tax is imposed);
    An amount equal to the employer contributions under the Company’s qualified and non-qualified retirement, healthcare and life insurance programs and plans for 2.5 years as well as access to such healthcare and life insurance plans for the CEO or NEO (and dependants as applicable);
    Service credit of 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;
    Outplacement services of up to $30,000 for one full year (the CEO or NEO must begin to take advantage of the services within one year of the date of termination);
    Accrued but unused vacation pay; and
    Any contractual payments to which the CEO or NEO may otherwise have been entitled.
In addition, as for all associates holding equity awards, all outstanding awards under Capital One’s stock incentive plans vest immediately upon a change of control.

As described above, our Change of Control Agreements for the CEO and the NEOs provide for excise tax “gross-up” payments in certain circumstances. On March 1, 2011, Capital One delivered notice to the CEO and the NEOs that their current Change of Control Agreements would not be renewed. The Committee and the independent directors also approved a new form of Change of Control Agreement to be used after March 1, 2011, for new hires, promotions and renewals and which does not provide for an excise tax gross-up. Accordingly, all Change of Control Agreements providing for a potential excise tax gross-up after a change of control will expire by April 2014, to be replaced with the new form of agreement that does not provide for an excise tax gross-up.

Richard D. Fairbank

Mr. Fairbank receives no regular base salary. In light of this fact, for 2010, Mr. Fairbank’s payment in the event of a termination following a change of control would have been based on a notional salary of $1 million. The Committee reviews and establishes this amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by the Committee’s independent consultant. Mr. Fairbank is a party to a Change of Control Agreement.

Gary L. Perlin

Mr. Perlin is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2010, these payments were calculated against the 2010 target total compensation value. Mr. Perlin is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

Lynn A. Carter

Ms. Carter is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2010, these payments were calculated against the 2010 target total compensation value. Ms. Carter is a party to a Change of Control Agreement.

Peter A. Schnall

Mr. Schnall is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2010, these payments were calculated against the 2010 target total compensation value. Mr. Schnall is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

Ryan M. Schneider

Mr. Schneider is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2010, these payments were calculated against the 2010 target total compensation value. Mr. Schneider is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

2010 Potential Payments and Benefits Upon Termination or Change of Control Tables

Name and Principal Position	Situation	Cash Severance (1)	Retirement Plan Contributions (2)	Acceleration and Continuation of Equity Awards (3)	Continuation of Medical/Welfare Benefits (4)	Excise Tax Gross-Up (5)	Total
Richard D. Fairbank Chairman, CEO and President	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement (6)	$0	$0	$40,582,949	$363,000	$0	$40,945,949
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$2,499,250	$0	$40,582,949	$265,725	$0	$43,347,924

	Voluntary Termination	$972,000	$0	$0	$0	$0	$972,000
Gary L. Perlin	Involuntary Termination	$3,693,600	$0	$4,666,321	$49,699	$0	$8,409,620
Chief Financial	Retirement (6)	NA	NA	NA	NA	NA	NA
Officer	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$7,287,813	$537,964	$16,885,463	$172,467	$5,226,962	$30,110,669

	Voluntary Termination	$0	$0	$0	$0	$0	$0
Lynn A. Carter	Involuntary Termination	$1,500,000	$0	$3,251,854	$43,772	$0	$4,795,626
President,	Retirement (6)	NA	NA	NA	NA	NA	NA
Banking	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$5,623,312	$391,007	$12,937,626	$161,678	$3,976,902	$23,090,525

	Voluntary Termination	$672,000	$0	$0	$0	$0	$672,000
Peter A. Schnall	Involuntary Termination	$2,553,600	$0	$3,022,044	$35,813	$0	$5,611,457
Chief Risk	Retirement (6)	NA	NA	NA	NA	NA	NA
Officer	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$5,038,488	$377,699	$11,773,016	$125,252	$0	$17,314,455

	Voluntary Termination	$660,000	$0	$0	$0	$0	$660,000
Ryan M.	Involuntary Termination	$2,508,000	$0	$2,384,197	$34,149	$0	$4,926,346
Schneider	Retirement (6)	NA	NA	NA	NA	NA	NA
President, Card	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$4,948,515	$368,594	$11,718,300	$79,322	$3,365,047	$20,479,778

(*)	Involuntary Termination without Cause or Voluntary Termination for Good Reason

The table above is intended to reflect projected payments to each executive across a range of potential separation scenarios, assuming the separation occurred on December 31, 2010.

The amounts shown in the table above do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The CEO and the NEOs also are eligible to receive certain pension benefits and certain qualified and non-qualified deferred compensation amounts upon termination. These amounts are outlined in the Pension Benefits Table on page 50 and the Non-Qualified Deferred Compensation Table on page 52, respectively, and are not included in the table above

Other amounts not included in the table above are the following:
  Accrued salary, bonus and vacation pay as of the date of termination
  Welfare benefits generally available to all retirees, including retiree medical programs
(1)	Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants. In cases where the executive is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)	Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value. For stock awards, this represents the fair market value of the shares.

(4)	Represents the present value of payments made on the executive’s behalf for continuation of medical and welfare benefits during the severance period. Includes programs such as medical, dental, insurance, outplacement services and related benefits. Only includes programs that are specific to the CEO or the NEOs; does not include the value of programs generally available to all employees upon separation from the Company.

(5)	Represents the value of projected excise tax and related gross-up payments made on an executive’s behalf, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount. As of March 1, 2011, Capital One changed its practice relating to excise tax gross-ups to which the CEO and NEOs may be entitled if terminated after a change of control. All change of control agreements providing for a potential excise tax gross-up will expire by April 2014 and will be replaced with agreements that do not provide for an excise tax gross-up. See “Change of Control Agreements” in the “Compensation Discussion and Analysis” section on page 37 for more information.

(6)	Most currently unvested equity awards held by our retirement eligible executives will continue to vest according to their original terms following retirement. Mr. Fairbank is currently the only named executive officer eligible for retirement.

SECTION VII – EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	14,731,852	$49.61 (3)	16,225,304 (5)

Equity compensation plans not approved by security holders (2)	7,186,266 (4)	$50.53 (4)	0 (6)

Total	21,918,118	$49.91	16,225,304

(1)	The following plans have been approved by Capital One stockholders: the Amended and Restated 2004 Stock Incentive Plan, the 1994 Stock Incentive Plan and the Amended and Restated 2002 Associate Stock Purchase Plan.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Directors Plan, and the 2002 Non- Executive Officer Stock Incentive Plan (the “2002 Stock Incentive Plan”), both of which are described below. The 2002 Stock Incentive Plan was terminated in April 2004, and the 1999 Directors Plan was terminated in April 2009. In addition, pursuant to the terms of the 1994 Stock Incentive Plan, as initially approved by Capital One’s stockholders on October 28, 1994 and most recently re-approved by Capital One’s stockholders on April 29, 1999, Capital One’s Board of Directors had the right, without further stockholder action, to amend the plan to increase the number of shares of common stock that may be issued under the plan, provided that such increase is not required to be approved by stockholders under the Code. Following stockholder approval of this Plan in 1999, the Board of Directors increased by 25,500,000, in the aggregate, the number of shares of common stock that may be issued with respect to awards granted pursuant to the plan. In conjunction with the acquisition of Hibernia in November 2005, Capital One assumed three existing Hibernia stock incentive plans. In conjunction with the acquisition of North Fork Bank in December 2006, Capital One assumed fifteen existing North Fork Bank stock incentive plans. Options outstanding under these plans were converted to Capital One options outstanding and are included in this section. There are no shares available for future issuance under the Hibernia or North Fork Bank plans.

(3)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan and 4,174,750 outstanding shares of restricted stock issued under the 2004 Stock Incentive Plan. Includes 1,270,950 outstanding restricted stock units issued under the 2004 Stock Incentive Plan that have an exercise price of $0.00.

(4)	Includes 73,620 outstanding restricted stock units under the 1999 Directors Plan that have an exercise price of $0.00.

(5)	Represents shares available for future issuance under the 2004 Stock Incentive Plan as either stock options, stock appreciation rights, restricted stock, restricted stock units or incentive stock awards, and includes 2,622,947 shares available for future issuance under the 2002 Associate Stock Purchase Plan as discounted shares purchased voluntarily by Capital One associates through regular payroll deductions. The 1994 Stock Incentive Plan was terminated upon stockholder approval of the 2004 Stock Incentive Plan, thus there are no shares available for future issuance under this plan.

(6)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

Description of Non-Stockholder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that had grants outstanding or shares available for issuance as of December 31, 2010.

1999 Director Plan

The 1999 Director Plan was adopted by the Board of Directors on April 29, 1999, and terminated on April 28, 2009. The plan authorized a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board of Directors who are not otherwise employed by Capital One or any subsidiary of Capital One at the time an award is granted. The number of shares available for issuance under the plan included shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board of Directors.

The exercise price of stock options granted under the plan could not be less than the fair market value, as defined in the 1999 Director Plan, of Capital One common stock on the date of grant. The maximum term of each stock option was ten years, and the vesting schedule was determined at the time of grant. The Board of Directors could, in its discretion, grant options that by their terms became fully exercisable upon a change of control, as defined in the 1999 Director Plan.

The Board of Directors could award restricted stock to eligible directors. During the restricted period, a director could not dispose of any restricted shares and must forfeit any restricted shares granted if he or she ceases to be a member of the Board of Directors. The Board of Directors had the authority to establish the terms and conditions upon which these restrictions will lapse. The Board of Directors could also, at any time, accelerate the time at which any or all restrictions would lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who received an award of restricted stock would have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board of Directors could award restricted stock units to eligible directors under the plan. The Board of Directors had the authority to establish, in its discretion, the length of the vesting period, any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall lapse.

The Board of Directors has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

Currently, no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan was terminated by the Board of Directors upon the approval by the stockholders of the Company of the 2004 Stock Incentive Plan at the annual meeting in April 2004. Nevertheless, pursuant to the resolution of the Board of Directors, the rights or obligations of any person under any equity-based awards granted under the 2002 Stock Incentive Plan remained in full force and effect under the terms of the plan.

The 2002 Stock Incentive Plan was adopted by the Board of Directors on January 17, 2002 and amended on September 19, 2002. Under the 2002 Stock Incentive Plan, 8,500,000 shares of Capital One common stock had been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock and incentive stock. The number of shares that were available for issuance under the plan includes shares subject to options or stand-alone stock appreciation rights granted under the plan that expire or otherwise terminate unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities.

All employees of Capital One or its subsidiaries that the Committee determined to have contributed to the profit and growth of Capital One were eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16 of the Securities Exchange Act of 1934, as amended).

Currently no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Company and approved in the 2004 annual meeting, any reload options that the Company is obligated to grant upon the exercise of awards from the 2002 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan, and shares of common stock of the Company used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

SECTION VIII – COMPENSATION COMMITTEE REPORT

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) beginning on page 25 of this proxy statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee	Mayo A. Shattuck III (Chair)
E.R. Campbell
Patrick W. Gross
Ann Fritz Hackett
Lewis Hay, III
Pierre E. Leroy

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION IX – AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s amended and restated charter was approved by the Committee on January 26, 2011, and by the full Board of Directors on January 27, 2011.

In accordance with its charter, the Audit and Risk Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, financial reporting, internal controls and risk assessment and management processes. The Audit and Risk Committee’s primary responsibilities can be classified as assisting the Board of Directors in monitoring four broad categories:
  The integrity of Capital One’s financial statements and internal controls;
  Capital One’s compliance with legal and regulatory requirements;
  The appointment, qualifications, independence, performance and compensation of Capital One’s independent auditor and the performance of its internal auditor and Chief Credit Review Officer; and
  The processes by which management assesses and manages risk.
The Audit and Risk Committee has implemented procedures to enable it to devote the attention it deems appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit and Risk Committee met twelve times during 2010. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk Committee is comprised solely of independent directors.

In discharging its oversight responsibility, the Audit and Risk Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2010, with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit and Risk Committee has also discussed with Ernst & Young the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board; has been timely briefed by Ernst & Young as required by Section 204 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder; and follows the mandates of the SEC’s rules regarding auditor independence. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit and Risk Committee concerning independence and has discussed with Ernst & Young their independence from Capital One. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit and Risk Committee has approved the inclusion of the audited financial statements in Capital One’s annual report on Form 10-K for the fiscal year ending December 31, 2010 for filing with the SEC.

The Audit and Risk Committee	W. Ronald Dietz (Chairman and “Audit Committee Financial Expert”)
Patrick W. Gross
Ann Fritz Hackett
Pierre E. Leroy
Bradford H. Warner

The foregoing Report of the Audit and Risk Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. The table below indicates when each director was last elected as well as the tenure of each director.

Director	Tenure	Last Elected	Expiration of Term
Richard D. Fairbank	Since July 26, 1994	2009	2012
E.R. Campbell	Since November 16, 2005	2009	2012
W. Ronald Dietz	Since February 28, 1995	2010	2013
Patrick W. Gross	Since February 28, 1995	2008	2011
Ann Fritz Hackett	Since October 28, 2004	2008	2011
Lewis Hay, III	Since October 31, 2003	2010	2013
Pierre E. Leroy	Since September 1, 2005	2008	2011
Mayo A. Shattuck III	Since October 31, 2003	2010	2013
Bradford H. Warner	Since April 24, 2008	2009	2012

The nominees for re-election this year are:

Patrick W. Gross
Ann Fritz Hackett
Pierre E. Leroy

Each nominee has consented to serve a three-year term. Information about the proposed nominees for election as directors, and about each other current director whose term will continue after the Annual Meeting, is set forth under “Information About Our Directors and Executive Officers” in the “Governance of Capital One” section on page 12 of this proxy statement.

In the event a nominee ceases to be available for election, the Board of Directors may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

***

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Ernst & Young LLP as independent auditors for 2011. The Board of Directors is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit and Risk Committee will reconsider their appointment as our independent auditors.

We incurred the fees shown in the following table for professional services provided by Ernst & Young LLP for fiscal years 2010 and 2009:

Fees (dollars in millions)	2010	2009
Audit Fees	$7.23	$8.10
Audit-Related Fees	$1.38	$1.28
Tax Fees	$0.04	$0.00
All Other Fees	$0.00	$0.00

Audit fees include fees for the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. Audit-related fees are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent accountant, such as: employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attestation services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Tax fees include corporate and subsidiary compliance, consulting, international and employee benefit services. All other fees would include fees for services that are not defined as Audit, Audit-related or Tax and are not specifically prohibited by the SEC.

The Audit and Risk Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young LLP’s independence. The Audit and Risk Committee also adopted policies and procedures to approve services provided by Ernst & Young LLP in accordance with the Sarbanes-Oxley Act of 2002 and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit and Risk Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit and Risk Committee for further pre-approval. Under the policy adopted by the Audit and Risk Committee, Tax fees are limited to 25% of combined Audit and Audit-related fees, and services that would fall under the category “All other fees” are prohibited. Capital One’s policy, for administrative ease, allows for a $25,000 de minimis exception to the pre-approval procedures; however, any services provided pursuant to this exception must be approved at the next meeting of the Audit and Risk Committee. Additionally, Capital One has established policies to provide for adherence to Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

***

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent auditors for 2011.

SECTION XII – APPROVAL OF AMENDMENTS TO CAPITAL ONE’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS (ITEM 3 ON PROXY CARD)

Overview

The Board of Directors recommends that Capital One's stockholders approve amendments to Capital One's Restated Certificate of Incorporation (the "Certificate") to phase out the classification of the Board of Directors and to provide instead for the annual election of directors, as well as to revise certain related provisions of the Certificate.

If approved by Capital One's stockholders, the amendments would first apply to directors standing for election beginning with the 2012 Annual Stockholder Meeting. The amendments, even if approved, would not affect directors elected to three-year terms either at this Annual Meeting or previously, each of whom will be entitled to complete the term to which he or she was elected.

Article VIII of the Certificate currently provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of one class expiring each year and directors in each class being elected to three year terms. If the proposed amendments are approved by our stockholders, those directors previously elected to three-year terms of office by our stockholders, including those directors elected at this Annual Meeting, will complete their three-year terms, and thereafter they or their successors would be elected to one-year terms at each Annual Stockholder Meeting. Beginning at the 2014 Annual Stockholder Meeting, the declassification of the Board of Directors would be complete, and all directors would be subject to annual election to one-year terms.

Purpose and Effect of the Proposal

The Governance and Nominating Committee and the Board of Directors have considered the merits of annually elected and staggered boards, taking a variety of perspectives into account. The Board of Directors believes that in some circumstances classified boards may enhance stockholder value by forcing an entity seeking control of the company to initiate arms-length discussions with the company’s board since the entire board cannot be replaced in a single election. The Board of Directors also believes that its classified board structure has helped foster stability and continuity of Capital One's business strategies and policies and has reinforced a commitment to a long-term point of view rather than an excessive focus on short-term goals.

However, the Board of Directors acknowledges our stockholders’ growing sentiment in favor of annual elections and believes that the Board would be equally effective in protecting stockholder interests under an annual election system.

The Board of Directors recognizes that many investors and commentators believe that the election of directors is the primary means for stockholders to influence corporate governance policies and hold management accountable for implementing those policies. The Board of Directors also takes note of the fact that annual elections of directors are in line with current corporate governance practices, providing stockholders with the opportunity to register their views on the performance of the entire Board each year.

As a result, the Governance and Nominating Committee and the Board of Directors have considered this matter, adopted resolutions setting forth a proposed amendment to the Certificate, declared such amendment advisable and unanimously resolved to submit such amendment to Capital One’s stockholders for consideration.

The Declassification Amendment and Related Changes

If the amendments are approved, Section C of Article VIII of the Certificate would be amended to remove the designation of directors into classes and to provide that, commencing with the 2012 Annual Stockholder Meeting, the directors will be elected annually for terms expiring at the next succeeding Annual Stockholder Meeting. In addition, Delaware law provides that directors serving on declassified boards of directors may be removed with or without cause, whereas Capital One’s Board of Directors can be removed only with cause since it is classified. Thus, Section D of Article VIII of the Certificate would also be amended to permit the removal without cause of directors but will provide that the directors serving the remainder of a three-year term in office will be removable only for cause.

In addition, if stockholders approve the declassification amendment, the Board of Directors intends to amend Sections 3.2 and 3.7 of Capital One’s Bylaws to make corresponding changes.

The general description of the proposed amendments set forth above is qualified in its entirety by reference to the text of the proposed amendments, which are attached as Appendix A to these proxy materials. Additions to the Certificate are indicated by underlining and deletions to the Certificate are indicated by strike-outs.

Pursuant to Article VIII of the Certificate, the amendments to the Certificate of Incorporation proposed under this Item 3 require the affirmative vote of the holders of at least 80% of Capital One's outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

If the proposed amendments are approved, they will become effective upon the filing of a Certificate of Amendment to Capital One’s Restated Certificate of Incorporation with the Delaware Secretary of State. However, if Capital One’s stockholders approve these proposed amendments, the Board of Directors retains discretion under Delaware law not to implement the proposed amendments. If the Board of Directors exercises such discretion, it will publicly disclose that fact and the reason for its determination.

***

The Board of Directors unanimously recommends that you vote "FOR" approval of the amendments to the Certificate to provide for the annual election of directors.

SECTION XIII – ADVISORY APPROVAL OF CAPITAL ONE’S 2010 NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 4 ON PROXY CARD)

We are offering to our stockholders a non-binding, advisory vote on our 2010 Named Executive Officer compensation, including the compensation of our Chief Executive Officer, pursuant to Section 14A of the Securities and Exchange Act of 1934. While the vote is non-binding, the Board of Directors values the opinions that stockholders express through their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 25, our Board of Directors generally has provided compensation programs for the CEO and the NEOs that are competitive with the market, performance-based and transparent and that align with our stockholders’ interests over multiple time horizons. Our CEO and NEO compensation programs generally have consisted primarily of performance-based incentive opportunities, including multiple types of equity instruments with multi-year vesting schedules. The ultimate value of the equity-based awards made to our CEO and the NEOs is subject to Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

For 2010, the CEO’s compensation program remained entirely comprised of equity-based vehicles and is at-risk based on the Company’s and Mr. Fairbank’s performance. As discussed under “Named Executive Officer Compensation” in the “Compensation Discussion and Analysis” section on page 32, in 2010 the Company was able to return to a compensation program for the NEOs more in line with the Company’s pay-for-performance philosophy than was permitted under EESA. The pay mix was shifted from the elements and proportions prescribed by EESA for our 2009 NEO compensation program to make base salary a smaller portion of total target compensation for 2010, with a higher proportion of pay provided in various equity-based vehicles. Under the 2010 NEO compensation program, approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons.

Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” section of this proxy statement on pages 25 to 39 and in the “Named Executive Officer Compensation” section on pages 40 to 57.

We ask for your advisory vote on the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2010 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

***

The Board of Directors unanimously recommends that you vote “FOR” advisory approval of our 2010 Named Executive Officer compensation as disclosed in this proxy statement.

SECTION XIV – ADVISORY VOTE ON FREQUENCY OF HOLDING AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 5 ON PROXY CARD)

As described in Section XIII, we are offering to our stockholders a non-binding, advisory vote on our 2010 Named Executive Officer compensation, including the compensation of our Chief Executive Officer, pursuant to Section 14A of the Securities and Exchange Act of 1934. Also pursuant to the same Section 14A, we are submitting to our stockholders an advisory vote as to whether future advisory votes on our Named Executive Officer compensation, including the compensation of our Chief Executive Officer, should occur every one, two or three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for Capital One at this time, and the Board of Directors recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While Capital One’s executive compensation programs are designed to reward performance over multiple time horizons, the Board of Directors recognizes that executive compensation disclosures are an important consideration for stockholders on an annual basis. Although it may not be feasible to change the compensation program in consideration of any one year’s advisory vote on compensation, holding an annual advisory vote on executive compensation provides Capital One with more immediate feedback on our compensation practices to advance our goal of aligning our executives’ interests with those of our stockholders.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

***

The Board of Directors unanimously recommends that you vote to conduct future advisory votes on executive compensation “EVERY YEAR.”

SECTION XV – OTHER BUSINESS

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2010, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, may be obtained at the Annual Meeting, at our website at www.capitalone.com under “Investors” or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2012 Annual Stockholder Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials at Capital One’s 2012 Annual Stockholder Meeting (“Capital One’s 2012 Annual Meeting”) may do so by following the rules prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than November 26, 2011.

Under our bylaws, if you wish to present other business before the stockholders at Capital One’s 2012 Annual Meeting, or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before February 11, 2012 and not after March 2, 2012. If Capital One’s 2012 Annual Meeting is not within thirty days before or seventy days after May 11, 2012, the anniversary date of this year’s Annual Meeting, notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such meeting or ten days following any notice or publication of the meeting. Your notice must include the information specified in our bylaws concerning the business or nominee. Our bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary

March 25, 2011

APPENDIX A – PROPOSED AMENDMENTS TO CAPITAL ONE FINANCIAL CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION

     The text below is the portion of the Company’s Restated Certificate of Incorporation proposed to be amended by Item 3. Proposed additions are indicated by underlining, and proposed deletions are indicated by strike-outs.

Article VIII

     (A) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

     (B) Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     (C) ~~The~~Commencing with the annual meeting of stockholders held in 2012, directors~~,~~ (other than those who may be elected by the holders of any series of Preferred Stock~~, shall be divided into three classes as nearly equal in number as possible, and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the 1995 annual meeting of stockholders, Class II directors shall be initially elected for a term expiring at the 1996 annual meeting of stockholders, and Class III directors shall be initially elected for a term expiring at the 1997 annual meeting of stockholders. Members of each class shall hold office until their successors are elected and qualified. At each~~) shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of ~~the stockholders of the Corporation, the successors of the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and~~stockholders, provided, however, that any director elected or appointed prior to the 2012 annual meeting of stockholders shall complete the three-year term to which such director has been elected or appointed. The term for the class of directors elected at the 2009 annual meeting of stockholders shall expire at the 2012 annual meeting of stockholders, the term for the class of directors elected at the 2010 annual meeting of stockholders shall expire at the 2013 annual meeting of stockholders, and the term for the class of directors elected at the 2011 annual meeting of stockholders shall expire at the 2014 annual meeting of stockholders. The division of directors into classes shall terminate at the 2014 annual meeting of stockholders. Directors shall hold office until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     (D) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, (i) any director ~~may be removed from office at any time, but only for cause and only by~~serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause and all other directors shall be removable either for or without cause, and (ii) the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

     (E) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.

A-1

CAPITAL ONE FINANCIAL CORPORATION 1680 CAPITAL ONE DR. MCLEAN, VA 22102-3491
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 10, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Capital One in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Day Light Time on May 10, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	Patrick W. Gross	☐	☐	☐

02	Ann Fritz Hackett	☐	☐	☐

03	Pierre E. Leroy	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	Ratification of selection of Ernst & Young LLP as independent auditors of Capital One for 2011.	☐	☐	☐

3	Approval of amendments to Capital One's Restated Certificate of Incorporation to provide for the annual election of directors.	☐	☐	☐

4	Advisory, non-binding approval of Capital One's 2010 Named Executive Officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

5	Advisory, non-binding approval of the frequency with which Capital One will hold a stockholder vote to approve its Named Executive Officer compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com.

CAPITAL ONE FINANCIAL CORPORATION
Annual Stockholder Meeting
Wednesday, May 11, 2011 10:00 a.m.

Capital One's Headquarters
1680 Capital One Drive
Mclean, Virginia 22102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), held of record by the undersigned on March 16, 2011, at the Annual Stockholder Meeting to be held on May 11, 2011 and at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3) AND (4), "ONE YEAR" IN ITEM (5), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

Continued and to be signed on reverse side